PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 11, 1998)


                                  $97,852,000


                             UNION TANK CAR COMPANY
                           1998-A PASS THROUGH TRUST

                    PASS THROUGH CERTIFICATES, SERIES 1998-A
                               ------------------


     Each Pass Through Certificate offered hereby will represent a fractional undivided interest in the Union Tank Car Company 1998-A Pass Through Trust (the "Pass Through Trust") to be formed pursuant to a pass through trust agreement between Union Tank Car Company (the "Company") and Harris Trust and Savings Bank, as Pass Through Trustee (the "Pass Through Trustee"). The property of the Pass Through Trust will consist of $97,852,000 aggregate principal amount of equipment notes (the "Equipment Notes") to be issued on a nonrecourse basis by the trustee of an owner trust (the "Owner Trustee") in connection with a leveraged lease transaction to finance not more than 80% of the cost of certain tank cars and covered hopper cars (each rail car a "Unit" and, collectively, the "Equipment") that will be purchased by the Owner Trustee from the Company and leased to the Company. Amounts unconditionally payable under the lease will be sufficient to pay in full when due all payments of principal of, Make-Whole Amount (as hereinafter defined), if any, and interest on the Equipment Notes held in the Pass Through Trust. The Equipment Notes are not obligations of, or guaranteed by the Company.


     The Equipment Notes will be issued under an indenture and will be secured by a security interest in the Equipment leased by the Company under the lease and by an assignment of certain of the Owner Trustee's rights under such lease, including the right to receive rent payable by the Company in respect of such Equipment pursuant to such lease.

     Interest paid on the Equipment Notes held in the Pass Through Trust will be passed through to the Certificateholders on January 2 and July 2 of each year, commencing on July 2, 1998, at the rate per annum set forth below until the final distribution date as set forth below for the Pass Through Trust. The principal of the Equipment Notes held in the Pass Through Trust will be paid and passed through to the Certificateholders in scheduled amounts on January 2 of each year, commencing on January 2, 2000, but excluding January 2, 2009, and continuing until the final distribution date set forth below for the Pass Through Trust.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS. ANY REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------


==========================================================================================================================
       PASS THROUGH             PRINCIPAL       INTEREST     INITIAL PRINCIPAL            FINAL              PRICE TO
       CERTIFICATES              AMOUNT           RATE       DISTRIBUTION DATE      DISTRIBUTION DATE      PUBLIC(1)(2)
--------------------------------------------------------------------------------------------------------------------------
1998-A.....................    $97,852,000       6.57%        January 2, 2000        January 2, 2014           100%
==========================================================================================================================



(1) Plus accrued interest, if any, from March 23, 1998.



(2) The underwriting commission is $611,575, which constitutes .625% of the principal amount of the Pass Through Certificates. The underwriting commission, and certain other expenses estimated at $560,000, will be payable by the Owner Trustee in the leveraged lease transaction. All of the proceeds from the sale of the Pass Through Certificates will be used to purchase the Equipment Notes.

                               ------------------


     The Pass Through Certificates are offered by the Underwriter subject to prior sale, when, as and if accepted by the Underwriter and subject to approval of certain legal matters by Mayer, Brown & Platt, counsel for the Underwriter. It is expected that delivery of the Pass Through Certificates in book-entry form will be made on or before March 23, 1998 through the facilities of The Depository Trust Company, against payment therefor in immediately available funds.


                              SALOMON SMITH BARNEY


            The date of this Prospectus Supplement is March 18, 1998

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE PASS THROUGH CERTIFICATES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary of provisions relating to the Pass Through Certificates does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus accompanying the Prospectus Supplement (the "Prospectus").

                                  THE COMPANY

     Union Tank Car Company (with its wholly-owned subsidiaries herein collectively referred to, except as the context otherwise requires, as the "Company") is principally engaged in the leasing of railway tank cars and other rail cars to United States, Canadian and Mexican manufacturers and other shippers of chemical products, including liquid fertilizers, petroleum products, including liquid petroleum gas, food products and bulk plastics. The Company owns and operates one of the largest fleets of privately-owned railway tank cars in the world.

GLOSSARY......................   Included at the end of the accompanying
                                 Prospectus as Appendix I is a Glossary of certain of the significant defined terms used herein.

PASS THROUGH TRUST............   The Union Tank Car Company 1998-A Pass Through
                                 Trust (the "Pass Through Trust") will be formed pursuant to a Pass Through Trust Agreement (the
                                 "Agreement") between the Company and Harris
                                 Trust and Savings Bank, as Pass Through Trustee
                                 (the "Pass Through Trustee").


PASS THROUGH TRUST PROPERTY...   The property of the Pass Through Trust will
                                 consist of $97,852,000 aggregate principal amount of equipment notes (the "Equipment
                                 Notes") to be issued on a non-recourse basis by Wilmington Trust Company, not in its individual capacity, but solely as owner trustee (the
                                 "Owner Trustee") of an owner trust for the benefit of an institutional investor (the
                                 "Owner Participant") in connection with a leveraged lease transaction to finance not more than 80% of the cost to the Owner Trustee of certain tank cars and covered hopper cars (each rail car a "Unit" and, collectively, the "Equipment") that will be purchased by the Owner Trustee, on behalf of the Owner
                                 Participant, from the Company and leased to the Company. The Equipment Notes acquired by the
                                 Pass Through Trust will bear interest at the same rate as the Pass Through Certificates, will amortize as to principal in the same manner as the Pass Through Certificates and will mature on the final distribution date for the Pass Through Trust. Until all of the Equipment Notes are issued, the Pass Through
                                 Trustee will hold in cash an amount equal to the aggregate principal amount of unissued
                                 Equipment Notes. Such cash shall be invested by the Pass Through Trustee in Specified
                                 Investments. See "Description of the Pass
                                 Through Certificates -- General" in this
                                 Prospectus Supplement and in the accompanying
                                 Prospectus. The Equipment Notes will be issued in connection with such leveraged lease transaction under an indenture (the
                                 "Indenture").


PASS THROUGH CERTIFICATES;
BOOK-ENTRY REGISTRATION.......   Each Pass Through Certificate will represent a
                                 fractional undivided interest in the Pass
                                 Through Trust. The Pass Through Certificates will be issued in fully registered form only.
                                 See "Description of the Pass Through
                                 Certificates -- General" in this Prospectus
                                 Supplement and in the accompanying Prospectus.
                                 The Pass Through

                                 Certificates will be registered in the name of Cede & Co. ("Cede"), as the nominee of The Depository Trust Company ("DTC"). No person acquiring an interest in the Pass Through Certificates will be entitled to receive a definitive certificate (a "Registered Certificate") representing such person's interest in the Pass Through Trust, except in the event that Registered Certificates are issued under the limited circumstances described herein. See "Description of the Pass Through Certificates -- Book-Entry Registration" and "-- Registered Certificates" each in the accompanying Prospectus.

DENOMINATIONS.................   The Pass Through Certificates will be issued in
                                 minimum denominations of $1,000 and any
                                 integral multiple of $1,000 in excess thereof.
                                 See "Description of the Pass Through
                                 Certificates -- General" in the accompanying
                                 Prospectus.

REGULAR DISTRIBUTION DATES....   January 2 and July 2.

SPECIAL DISTRIBUTION DATES....   Regular Distribution Dates or, in certain
                                 cases, any Business Day.


RECORD DATES..................   The Business Day preceding a Regular
                                 Distribution Date or a Special Distribution
                                 Date.



INITIAL AVERAGE LIFE DATE.....   The initial average life date of the Pass
                                 Through Certificates is November 11, 2007 (9.63 years).



DISTRIBUTIONS.................   Payments of interest on the Equipment Notes
                                 held in the Pass Through Trust are scheduled to be received in specified amounts by the Pass
                                 Through Trustee on January 2 and July 2 of each year, commencing July 2, 1998, and are to be distributed to the Certificateholders on the corresponding Regular Distribution Dates.
                                 Payments of principal of the Equipment Notes are scheduled to be received in specified amounts by the Pass Through Trustee on January
                                 2 of each year, commencing on January 2, 2000, but excluding January 2, 2009, and continuing until the final distribution date, and are to be distributed to the Certificateholders on the corresponding Regular Distribution Dates.
                                 Payments of principal of, Make-Whole Amount, if any, and interest on the Equipment Notes resulting from prepayments thereof, if any, will be distributed on a Special Distribution
                                 Date after not less than 15 days' notice from the Pass Through Trustee to the Certificateholders of the Pass Through Trust.
                                 For a discussion of distributions upon an Event of Default, see "Description of the Pass
                                 Through Certificates -- Events of Default and
                                 Certain Rights Upon an Event of Default," in this Prospectus Supplement and in the accompanying Prospectus.



EXTRAORDINARY DISTRIBUTIONS...   It is anticipated that (i) approximately
                                 $67,097,000 principal amount of Equipment Notes
                                 (the "Initial Equipment Notes") will be
                                 acquired by the Pass Through Trust at the initial Equipment closing (the "Initial
                                 Closing") which is scheduled to occur on or about March 30, 1998 and (ii) approximately
                                 $30,755,000 principal amount of Equipment Notes
                                 (the "Subsequent Equipment Notes") will be acquired by the Pass Through Trust at the subsequent Equipment closing (the "Subsequent
                                 Closing") which is scheduled to occur on or about June 8, 1998. All proceeds of the issuance of the Pass Through Certificates will be held by the Pass Through Trustee and invested in Specified Investments at the direction of and for the account of the Company pending the purchase of the Equipment Notes. To the extent that the return on the Specified
                                 Investments is less than the return that would have been received on the Equipment Notes had they been purchased immediately after the issuance of the Pass Through Certificates, the Company will make up any shortfall in an amount equal to the amount that would have been distributable to Certificateholders on the first Regular Distribution Date had all of such proceeds been used to purchase Equipment Notes on the date of issuance of the Pass Through
                                 Certificates. If the Initial Closing does not occur on or before April 30, 1998 involving the issuance of Equipment Notes in an aggregate principal amount of at least $50,000,000, all of the proceeds of the sale of the Pass Through
                                 Certificates, together with interest thereon at the rate applicable to the Pass Through
                                 Certificates, will be distributed to
                                 Certificateholders on May 4, 1998. If the
                                 Subsequent Closing does not occur on or prior to June 15, 1998, the unexpended proceeds of the sale of the Pass Through Certificates, together with interest thereon at the rate applicable to the Pass Through Certificates, will be distributed to Certificateholders on June 19, 1998. To the extent the aggregate principal amount of the Initial Equipment Notes and the Subsequent Equipment Notes purchased by the Pass Through Trustee is less than the aggregate principal amount of the Pass Through
                                 Certificates, the unexpended proceeds, together with interest thereon at the rate applicable to the Pass Through Certificates, will be distributed to Certificateholders on June 19, 1998. See "Description of the Pass Through
                                 Certificates -- Delayed Purchase" in this
                                 Prospectus Supplement and in the accompanying
                                 Prospectus.

METHOD OF DISTRIBUTIONS.......   So long as the Pass Through Certificates are
                                 registered in the name of Cede, as the nominee of DTC, distributions by the Pass Through
                                 Trustee will be made in same-day funds to DTC, which in turn will make distributions to participants in DTC ("DTC Participants") in same-day funds. The final distribution of principal with respect to the Pass Through
                                 Certificates will be made by DTC to DTC
                                 Participants in same-day funds. Responsibility for distributions by DTC Participants to beneficial owners of the Pass Through
                                 Certificates will be the responsibility of such DTC Participants and will be made in accordance with customary industry practices. See
                                 "Description of the Pass Through Certificates
                                 -- Payments and Distributions" in this
                                 Prospectus Supplement and in the accompanying
                                 Prospectus. At such time, if any, as Registered
                                 Certificates are issued representing the Pass
                                 Through Certificates and are not registered in the name of Cede, as the nominee of DTC, distributions by the Pass Through Trustee to Certificateholders, other than the final distribution, will be made by check mailed to each Certificateholder of record on the applicable record date at its address appearing on the register. The final distribution with respect to the Pass Through Certificates will be made only upon surrender and presentation thereof at the office or agency of the Pass
                                 Through Trustee. See "Description of the Pass
                                 Through

                                 Certificates -- Payments and Distributions" in the accompanying Prospectus.

INTEREST......................   Interest on the Pass Through Certificates will
                                 be passed through to the Certificateholders at the rate per annum indicated on the cover page of this Prospectus Supplement, which is the interest rate to be borne by the Equipment
                                 Notes. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. See "Description of the Pass Through
                                 Certificates -- General" in the accompanying
                                 Prospectus.

PRINCIPAL.....................   The principal of the Equipment Notes is payable
                                 in scheduled amounts on January 2 of each year, commencing on January 2, 2000, but excluding
                                 January 2, 2009, and continuing until the final distribution date for the Pass Through Trust.
                                 See "Description of the Pass Through
                                 Certificates -- Payments and Distributions" and
                                 "Description of the Equipment Notes --
                                 Principal and Interest Payments" in this Prospectus Supplement and in the accompanying
                                 Prospectus.

EQUIPMENT NOTES: GENERAL......   Interest will be payable in arrears on the
                                 Equipment Notes on the unpaid principal amount thereof on January 2 and July 2 of each year, commencing on July 2, 1998. The principal of each Equipment Note is payable in accordance with the principal repayment schedule set forth in this Prospectus Supplement under
                                 "Description of the Equipment Notes --
                                 Principal and Interest Payments."

EQUIPMENT NOTES: PREPAYMENT...   One or more of the Equipment Notes may be
                                 prepaid, in whole or in part, under the
                                 following circumstances:

                                 (a) If an Event of Loss to a Unit shall occur
                                     and the Company does not substitute like kind equipment of equal or greater value for such Unit, it is obligated to pay the Stipulated Loss Value of such Unit. Such payment will be used to prepay a portion of the Equipment Notes on (i) the next Regular Distribution Date following the election by the Company to make such payment rather than substitute like kind equipment or (ii) in the case of the occurrence of an Event of Loss in respect of more than ten Units since the end of the last six month reporting period under the Lease (a "Multiple Loss"), on the first Business Day succeeding the 60th day following the date on which the Company is required to report such Multiple Loss. The amount prepaid will be equal to the sum of (i) as to principal, an amount equal to the product obtained by multiplying the aggregate unpaid principal amount of the Equipment Notes as of the prepayment date (after deducting therefrom the scheduled principal installment, if any, made on the prepayment date) by a fraction, the numerator of which shall be the Equipment Cost of such Unit and the denominator of which shall be the aggregate Equipment Cost of all Equipment securing the Indenture immediately prior to the prepayment date, and (ii) as to interest, the aggregate amount of interest accrued and unpaid to but not including the prepayment date in respect of the principal amount to be prepaid pursuant to clause (i) above on such prepayment date. No Make-Whole Amount will be payable in the event of a prepayment under such circumstances.

                                 (b) If (i) on or after September 30, 2005 the
                                     Company elects to exercise its right to
                                     terminate the Lease pursuant to the terms thereof with respect to some or all of the Units leased thereunder as a result of such Units becoming obsolete or surplus to the Company's needs, or (ii) on January 2, 2009 the Company exercises its option to purchase some or all of the Units in accordance with the terms of the Lease or
                                     (iii) the Company elects to exercise its right under the Participation Agreement to purchase Equipment as a result of the Owner Participant (or an affiliate thereof) engaging in a business that is in competition with the Company's full service railcar leasing business, a portion of the proceeds from the Company's payment of the Termination Value of such Units or the exercise price of such purchase option, as the case may be, will be used to prepay Equipment Notes relating to such Equipment, unless the Company elects in connection with the exercise of a purchase option to assume on a full recourse basis all of the Owner Trustee's obligations in respect of the related Equipment Notes and acquires such purchased Units subject to the lien of the Indenture. Any such prepayment will be in an amount at least equal to the principal and accrued interest thereon, computed as provided in paragraph (a) above, plus, under the circumstances described in clauses (i) and (iii) of this paragraph, a Make-Whole Amount. No Make-Whole Amount will be payable in the event of a prepayment under the circumstances described in clause (ii) of this paragraph. See "Description of the Equipment Notes -- Prepayment" in this Prospectus Supplement and in the accompanying Prospectus for a description of the manner of computing the Make-Whole Amount.


                                 (c) Subject to certain restrictions, the
                                     Company may require the Owner Participant and the Owner Trustee to effect a prepayment of the Equipment Notes at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon, plus a Make-Whole Amount, as part of a refunding or refinancing which will result in the prepayment of the Pass Through Certificates.


                                 (d) If under the Indenture an Indenture Default
                                     shall have occurred and be continuing and
                                     (i) the Indenture Trustee shall give notice of its intent to accelerate the Equipment Notes or to exercise other remedies available to it or (ii) the Indenture Trustee shall not have taken action with respect to such Indenture Default for a period of not less than 180 days, the Owner Trustee may elect to prepay or purchase all of the then outstanding Equipment Notes at a price equal to the unpaid principal amount thereof, together with accrued interest thereon to the date of prepayment or purchase, but without any Make-Whole Amount.

                                 See "Description of the Equipment Notes --
                                 Prepayment" in this Prospectus Supplement and in the accompanying Prospectus.

EQUIPMENT NOTES: SECURITY.....   The Equipment Notes will be secured by a
                                 security interest in the Equipment leased by the Company under the Lease and an assignment to the Indenture Trustee of certain of the Owner Trustee's rights under the Lease, including the right to receive rent payable by the Company thereunder.

                                 Although the Equipment Notes are not direct obligations of, or guaranteed by, the Company, the amounts unconditionally payable by the Company under the Lease will be sufficient to pay in full when due all payments of principal of, Make-Whole Amount, if any, and interest on the Equipment Notes. See "Description of the Equipment Notes -- General" in this Prospectus Supplement and in the accompanying Prospectus.

USE OF PROCEEDS...............   The proceeds from the sale of the Pass Through
                                 Certificates will be used by the Pass Through
                                 Trustee to purchase the Equipment Notes. The
                                 Owner Trustee will use the proceeds from the sale of the Equipment Notes to finance not more than 80% of the Equipment Cost of the Equipment, representing in the aggregate the entire debt portion of the leveraged lease transaction. The net proceeds to the Company from the sale of the Equipment will be used by the Company for general corporate purposes. See
                                 "Use of Proceeds" in this Prospectus Supplement and in the accompanying Prospectus.

PASS THROUGH TRUSTEE..........   Harris Trust and Savings Bank will act as
                                 trustee under the Pass Through Agreement and as paying agent and registrar for the Pass Through
                                 Certificates. Harris Trust and Savings Bank also will act as the Indenture Trustee under the Indenture.

FEDERAL INCOME TAX
CONSEQUENCES..................   The Pass Through Trust will be classified as a
                                 grantor trust for federal income tax purposes, and each Certificate Owner of the Pass Through
                                 Trust will be treated as the owner of a pro rata undivided interest in each of the Equipment Notes and any other property held in the Pass Through Trust and should report on its federal income tax return its pro rata share of income from such Equipment Notes and any other property held by Pass Through Trust in accordance with such Certificate Owner's method of accounting. See "Material Federal Income Tax
                                 Consequences" in this Prospectus Supplement and in the accompanying Prospectus.

ERISA CONSIDERATIONS..........   The Pass Through Certificates, with certain
                                 limited exceptions, are eligible for purchase by employee benefit plans. See "ERISA
                                 Considerations" in this Prospectus Supplement and in the accompanying Prospectus.

                                  THE COMPANY

     Union Tank Car Company (with its wholly-owned subsidiaries herein collectively referred to, except as the context otherwise requires, as the "Company") is principally engaged in the leasing of railway tank cars and other rail cars to United States, Canadian and Mexican manufacturers and other shippers of chemical products, including liquid fertilizers, petroleum products, including liquid petroleum gas, food products and bulk plastics. The Company owns and operates one of the largest fleets of privately-owned railway tank cars in the world. For additional information regarding the Company, see "The Company" in the accompanying Prospectus.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at September 30, 1997. The table does not give effect to the sale of the Pass Through Certificates because the Pass Through Certificates are not direct obligations of the Company. In addition, because the Lease is expected to be classified as an operating, rather than a capital, lease, there will be no related obligation recorded on the Company's consolidated balance sheet.

                                                                SEPTEMBER 30, 1997
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Borrowed debt:
  Equipment obligations, payable periodically through 2009
     at 6.50%-15.55% (average rate 8.78% at September 30,
     1997)..................................................        $  517,739
  Unsecured borrowings, payable from 2004 to 2009 at
     7.125%-7.45% (average rate 7.29% at September 30,
     1997)..................................................           300,000
  Other long-term borrowings, payable periodically through
     2005 (average rate 12.20%).............................            24,567
                                                                    ----------
          Total borrowed debt...............................           842,306
Stockholder's equity:
  Common stock, no par value: 1,000 shares authorized and
     issued.................................................           106,689
  Additional capital........................................             6,346
  Retained earnings.........................................           472,877
                                                                    ----------
          Total stockholder's equity........................           585,912
                                                                    ----------
               Total capitalization.........................        $1,428,218
                                                                    ==========

                     SELECTED FINANCIAL AND OPERATING DATA

     The selected financial information set forth below as of December 31, 1992 through 1996 and for the years then ended, with the exception of the operating fleet data, has been derived from the Company's audited financial statements contained in the Company's Annual Reports on Form 10-K. The audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, together with the report of the Company's independent auditors are incorporated herein by reference. See "Documents Incorporated by Reference." The selected financial data set forth below as of September 30, 1997 and 1996 and for the nine months then ended, with the exception of the ratios of earnings to fixed charges and the operating fleet data, were extracted from the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and September 30, 1996, the former of which is incorporated herein by reference. Interim results are not necessarily indicative of the results of the full year. The selected financial information should be read in conjunction with such financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                   ---------------------   ---------------------------------------------------------
                                     1997        1996        1996        1995        1994        1993        1992
                                     ----        ----        ----        ----        ----        ----        ----
                                                                (DOLLARS IN THOUSANDS)
Income Statement

Services and net sales(1)........   $610,900    $494,319    $680,642    $725,712    $595,327    $504,823    $493,121
Other income.....................     12,975      25,030      28,916      19,607      15,959      17,033      22,374
Total revenues...................    623,875     519,349     709,558     745,319     611,286     521,856     515,495
Cost of services and sales(1)....    410,218     300,195     418,133     478,017     362,205     280,161     275,291
General and administrative.......     42,241      40,591      57,098      55,630      54,120      54,629      53,609
Interest expense.................     56,585      54,589      72,138      81,179      91,442      96,584     105,417
Income before income taxes and
  cumulative effect of change in
  accounting principle...........    114,831     123,974     162,189     130,493     103,519      90,482      81,178
Income before cumulative effect
  of a change in accounting
  principle......................     72,162      76,727     102,583      84,465      63,378      49,730      48,382
Cumulative effect of a change in
  accounting principle(2)........         --          --          --          --          --      80,000          --
Net income.......................     72,162      76,727     102,583      84,465      63,378     129,730      48,382
BALANCE SHEET(3)
Total assets.....................  2,126,335   1,999,400   2,006,820   2,003,346   2,017,772   2,054,867   2,063,267
Borrowed debt due in one year....     67,414     211,795     210,288      69,378      75,378      81,591      73,251
Total borrowed debt..............    842,306     755,220     738,632     801,585     882,407     951,031     942,907
Stockholder's equity.............    585,912     554,200     563,750     530,473     505,008     485,630     445,900
OTHER
Ratio of earnings to fixed
  charges(4).....................       2.68x       2.86x       2.84x       2.41x       2.05x       1.89x       1.76x
OPERATING FLEET(3)
Tank cars........................     57,256      55,223      55,423      53,669      52,090      51,021      49,580
Other railway cars...............     15,413      14,904      15,043      13,943      13,300      13,515      13,633

-------------------------
(1) In 1996, the Company changed its presentation for sale-leaseback transactions. The Company previously presented the gross revenues and costs related to sale-leasebacks of railcars which were $130,517 in 1995, $125,500 in 1994 and $124,886 in 1992. These amounts are netted together for all years presented and there is no impact on reported gross profit.

(2) The $80 million cumulative effect of a change in accounting principle for the year ended December 31, 1993 resulted from the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." As more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, effective January 1, 1993, the Company prospectively adopted the provisions of this new accounting standard and, accordingly, changed to the asset and liability approach of accounting for income taxes. The cumulative effect of this change in accounting principle was an $80 million non-cash credit to earnings, which represents the new, lower net deferred income tax liability calculated under the new accounting method as compared to the net liability recorded under the former income tax accounting method. Adoption of the new accounting method had no impact on pre-tax income and has not and will not impact cash flows related to income taxes.

(3) As of the end of the period indicated.

(4) The ratio of earnings to fixed charges represents the number of times that interest expense, amortization of debt discount and the interest component of rent expense were covered by income before income taxes and such interest, amortization and the interest component of rentals. In addition to fluctuations in the ratio of earnings to fixed charges resulting from changes in the Company's operations, the ratio of earnings to fixed charges for the periods beginning in 1992 was reduced because of the incurrence of additional interest expense relating to the Company's commercial paper program, which program was suspended effective May 1994.

                                USE OF PROCEEDS


     The proceeds from the sale of Pass Through Certificates will be used by the Pass Through Trustee to purchase for the Pass Through Trust $97,852,000 aggregate principal amount of Equipment Notes issued by the Owner Trustee which, in turn, will use the proceeds, together with funds provided by the Owner Participant, to purchase the Equipment from the Company, on behalf of the Owner Participant.


     The Equipment Notes will be issued under a Trust Indenture and Security Agreement (the "Indenture") between Harris Trust and Savings Bank, as trustee thereunder (in such capacity, the "Indenture Trustee"), and Wilmington Trust Company, not in its individual capacity (except as expressly set forth therein) but solely as owner trustee (the "Owner Trustee") of a trust for the benefit of an institutional investor (the "Owner Participant"). The Owner Participant will provide from sources other than the Equipment Notes at least 20% of the cost of the Equipment as an equity investment. The Owner Participant, however, will not be liable for any amount payable under the Indenture or the Equipment Notes issued thereunder.

     The approximately $130,010,746 of net proceeds to the Company from the sale of the Equipment will be used by the Company for general corporate purposes.

     The following table sets forth information with respect to the Equipment (consisting of an aggregate of 1,949 rail cars, all of which were manufactured in 1997 or 1998) expected to be purchased by the Owner Trustee and leased to the Company in the leveraged lease transaction:

                       TYPE OF CAR                          NO. OF CARS
                       -----------                          -----------
Tank (general purpose)....................................     1,864
Covered Hopper............................................        85
                                                               -----
     Total................................................     1,949
                                                               =====

     The aggregate cost of the Equipment to the Owner Trustee will be approximately $130,010,746.


     At the Initial Closing, the Pass Through Trust will purchase an aggregate of approximately $67,097,000 principal amount of Equipment Notes. At the Subsequent Closing, the Pass Through Trust will purchase an aggregate of approximately $30,755,000 principal amount of Equipment Notes. Pending the purchase of the Equipment Notes, the unexpended proceeds from the sale of the Pass Through Certificates will be held by the Pass Through Trustee and invested in Specified Investments. To the extent the aggregate principal amount of the Initial Equipment Notes and the Subsequent Equipment Notes purchased by the Pass Through Trustee is less than the aggregate principal amount of the Pass Through Certificates, the unexpended proceeds, together with interest thereon at the rate applicable to Pass Through Certificates, will be distributed to Certificateholders on June 19, 1998. See "Description of the Pass Through Certificates, -- Delayed Purchase" in this Prospectus Supplement and in the accompanying Prospectus.

                          DESCRIPTION OF PAYMENT FLOWS

     The following diagram illustrates certain aspects of the payment flows in the leveraged lease transaction among the Company, the Owner Trustee, the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Certificateholders.

     In the leveraged lease transaction, the Company will lease the Equipment from the Owner Trustee, as lessor of such Equipment under the Lease. Equipment Notes with respect to the Equipment will be issued under the Indenture by the Owner Trustee and will be purchased by the Pass Through Trustee for the benefit of the Certificateholders. Rent is payable under the Lease to the Owner Trustee, as lessor. However, as a result of the assignment of the Lease to the Indenture Trustee, the Company will make rental payments directly to the Indenture Trustee. From these rental payments the Indenture Trustee will, on behalf of the Owner Trustee, first make payments to the Pass Through Trustee as required to meet the Owner Trustee's obligations under the Equipment Notes and will pay the remaining balance to the Owner Trustee, for the benefit of the Owner Participant. The Pass Through Trustee will distribute payments received in respect of the Equipment Notes held in the Pass Through Trust to the Certificateholders as required under the terms of the Pass Through Certificates. Harris Trust and Savings Bank will act both as Pass Through Trustee under the Agreement and as Indenture Trustee under the Indenture.

                  DESCRIPTION OF THE PASS THROUGH CERTIFICATES

     The Pass Through Certificates offered hereby will be issued pursuant to the Agreement which has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements under this caption are a summary only and do not purport to be complete. The summary makes use of terms defined in the Agreement and is qualified in its entirety by reference to all of the provisions of the Agreement. Except as otherwise indicated, the following summary relates to the Agreement, the Pass Through Trust formed thereby and the Pass Through Certificates issued by the Pass Through Trust. Citations to the relevant sections of the Agreement appear below in parentheses unless otherwise indicated.

GENERAL


     The Pass Through Certificates will be issued in fully registered form and will be registered in the name of Cede & Co. ("Cede"), as the nominee of The Depository Trust Company ("DTC"). No person acquiring an interest in the Pass Through Certificates (a "Certificate Owner") will be entitled to receive a certificate representing such person's interest in the Pass Through Certificates, except as set forth in the accompanying Prospectus under "Registered Certificates." Unless and until Registered Certificates are issued under the limited circumstances described in the accompanying Prospectus, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined in the accompanying Prospectus), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Pass Through Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures. See "Book-Entry Registration" in the accompanying Prospectus. (Section 3.9)


PAYMENTS AND DISTRIBUTIONS


     Payments of principal of, Make-Whole Amount, if any, and interest on the Equipment Notes received by the Pass Through Trustee will be distributed by the Pass Through Trustee to Certificateholders of the Pass Through Trust on the date such receipt is confirmed, except in certain cases when some or all of the Equipment Notes are in default. See "Description of the Pass Through Certificates -- Events of Default and Certain Rights Upon an Event of Default" in the accompanying Prospectus. Payments of interest on the unpaid principal amount of the Equipment Notes are scheduled to be received by the Pass Through Trustee on January 2 and July 2 of each year, commencing July 2, 1998, and continuing until the final distribution date for the Pass Through Trust. Payments of principal of the Equipment Notes held in the Pass Through Trust are scheduled to be received by the Pass Through Trustee on January 2 of each year, commencing January 2, 2000, but excluding January 2, 2009 and continuing until the final distribution date (such scheduled payments of interest and principal are herein referred to as "Scheduled Payments", and July 2 and January 2 of each year, commencing July 2, 1998, are herein referred to as "Regular Distribution Dates"). The Pass Through Trustee will distribute on each Regular Distribution Date to the Certificateholders all Scheduled Payments the receipt of which is confirmed by the Pass Through Trustee on such Regular Distribution Date. Each such distribution of Scheduled Payments will be made by the Pass Through Trustee to the holders of record of the Pass Through Certificates as of the Business Day preceding such Regular Distribution Date. (Sections 4.1 and 4.2) If a Scheduled Payment is not received by the Pass Through Trustee on a Regular Distribution Date, it will be distributed on the date received to such holders of record. (Section 4.2) Each Certificate Owner will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Equipment Notes held in the Pass Through Trust. Scheduled Payments of principal of the Equipment Notes are set forth herein under "Description of the Equipment Notes -- Principal and Interest Payments." After a prepayment of some or all of the Equipment Notes or a default in respect of some or all of such Equipment Notes a Certificate Owner should refer to the information with respect to the Pool Balance and the Pool Factor reported periodically by the Pass Through Trustee. See "Description of the Pass Through Certificates -- Pool Factors" and "Description of the Pass Through Certificates -- Reports to Certificateholders" in the accompanying Prospectus.

     Payments of principal, Make-Whole Amount, if any, and interest received by the Pass Through Trustee on account of the prepayment, if any, of the Equipment Notes relating to certain Equipment, and payments received by the Pass Through Trustee following a default in respect of the Equipment Notes relating to certain Equipment (including payments received by the Pass Through Trustee on account of the purchase by the Owner Trustee of such Equipment Notes or payments received on account of the sale of such Equipment Notes by the Pass Through Trustee) ("Special Payments") will be distributed (i) in the case of prepayments with respect to a voluntary termination of a Lease, the purchase of any Units by the Company or an ordinary Event of Loss, on a Regular Distribution Date, (ii) in the case of prepayments with respect to a Multiple Loss (as hereinafter defined), a refunding or refinancing of the Equipment Notes or a purchase of the Equipment by the Company from an Owner Trustee of a competitive Owner Participant, on the first Business Day following 15 days notice from the Pass Through Trustee to DTC and (iii) in the case of payments received following a default in respect of any Equipment Note, on the second day of any month (each, a "Special Distribution Date"). The Pass Through Trustee will mail notice to the Certificateholders of record not less than 15 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Pass Through Trustee stating such anticipated Special Distribution Date. (Section 4.2) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date will be made by the Pass Through Trustee to the holders of record of the Pass Through Certificates as of the Business Day preceding such Special Distribution Date. See "Description of the Pass Through Certificates -- Events of Default and Certain Rights Upon an Event of Default" and "Description of the Equipment Notes -- Prepayment" in the accompanying Prospectus.


EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

     An event of default under the Agreement (an "Event of Default") is defined as the occurrence and continuance of an event of default under the Indenture (an "Indenture Default"). For a description of the Indenture Defaults under the Indenture, see "Description of the Equipment Notes -- Indenture Defaults, Notice and Waiver" in this Prospectus Supplement and in the accompanying Prospectus.

DELAYED PURCHASE

     Earnings on Specified Investments in the escrow account in excess of amounts required to be paid to Certificateholders for the Pass Through Trust will be paid to the Company periodically and the Company will be responsible for any losses. If the Initial Closing does not occur on or prior to April 30, 1998 involving the issuance of Equipment Notes in an aggregate principal amount of at least $50,000,000, whether due to the physical unavailability of Units, the failure by the Owner Trustee to issue an Equipment Note on or prior to such date or otherwise, all of the proceeds of the sale of the Pass Through Certificates, together with interest thereon from the date of issuance of the Pass Through Certificates to but not including May 4, 1998, at the rate applicable to the Pass Through Certificates, but without premium, will be distributed on May 4, 1998 to the Certificateholders of record as of April 30, 1998. If the Subsequent Closing does not occur on or prior to June 15, 1998, whether due to the physical unavailability of Units, the failure by the Owner Trustee to issue Equipment Notes on or prior to such date or otherwise, an amount equal to the unexpended proceeds of the sale of the Pass Through Certificates, together with interest thereon, from the date of issuance of the Pass Through Certificates to but not including June 19, 1998, at the rate applicable to the Pass Through Certificates, but without premium, will be distributed on June 19, 1998 to the Certificateholders of record as of June 15, 1998. (Section 2.1 (b)) To the extent the aggregate principal amount of the Initial Equipment Notes and the Subsequent Equipment Notes purchased by the Pass Through Trustee is less than the aggregate principal amount of the Pass Through Certificates, the unexpended proceeds, together with interest thereon at the rate applicable to the Pass Through Certificates, will be distributed to the Certificateholders on June 19, 1998 to the Certificateholders of record on June 15, 1998.


     The Company will pay to the Pass Through Trustee on May 4, 1998 or June 19, 1998, as the case may be, an amount equal to the amount, if any, distributable by the Pass Through Trustee on such date and thereupon will be entitled to any balance in the escrow account (less in the case of the payment to be made on May 4, 1998 (i) the difference, if any, between $67,097,000 and the principal amount of the Equipment Note purchased at the Initial Closing and (ii) amounts attributable to the Subsequent Equipment Notes). On the Regular Distribution Date occurring on July 2, 1998, the Company will also pay to the Pass Through Trustee an amount equal to the difference between the interest accrued on the Equipment Notes from their respective dates of issuance and the interest that would have accrued on the Equipment Notes if they had been purchased at the time of issuance of the Pass Through Certificates.

POOL FACTORS

     As of the date of issuance of the Pass Through Certificates and assuming that all proceeds are used to purchase the Initial Equipment Notes on or before April 30, 1998 and the Subsequent Equipment Notes on or before June 15, 1998, and that no prepayment or purchase in respect of any Equipment Notes or default in respect of any Equipment Notes shall occur, the scheduled payment of principal of the Equipment Notes and the resulting Pool Factors for the Pass Through Trust after taking into account each such payment are set forth below:


                                                                 SCHEDULED
                                                                 PRINCIPAL
                 REGULAR DISTRIBUTION DATE                       PAYMENTS       POOL FACTOR
                 -------------------------                       ---------      -----------
January 2, 2000.............................................    $ 2,685,870    97.255171133%
January 2, 2001.............................................      3,667,412    93.507254267%
January 2, 2002.............................................      3,904,749    89.516790504%
January 2, 2003.............................................      4,161,354    85.264088137%
January 2, 2004.............................................      4,630,509    80.531932851%
January 2, 2005.............................................     12,231,414    68.032020916%
January 2, 2006.............................................      6,874,311    61.006808728%
January 2, 2007.............................................      8,472,856    52.347960561%
January 2, 2008.............................................      8,960,431    43.190834281%
January 2, 2010.............................................      8,908,496    34.086782857%
January 2, 2011.............................................     10,082,685    23.782767824%
January 2, 2012.............................................     10,924,424    12.618535464%
January 2, 2013.............................................     10,817,544     1.563529741%
January 2, 2014.............................................      1,529,945     0.000000000%


     See "Description of the Pass Through Certificates -- Pool Factors" in the accompanying Prospectus and the definitions of "Pool Balance" and "Pool Factor" in the Glossary of the accompanying Prospectus.

                       DESCRIPTION OF THE EQUIPMENT NOTES

     The following summary of the particular terms and provisions of the Equipment Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Equipment Notes set forth in the accompanying Prospectus under the heading "Description of the Equipment Notes." The statements under this caption are a summary only and do not purport to be complete. The summary makes use of terms defined in, and is qualified in its entirety by reference to all of the provisions of, the Equipment Notes, the Indenture, the Lease and the Participation Agreement, the forms of which are available without charge to each person to whom this Prospectus is delivered, upon request of such person to the General Counsel and Secretary, Union Tank Car Company, 225 West Washington Street, Chicago, Illinois 60606 (telephone 312/372-9500). Except as otherwise indicated, the following summary relates to the Equipment Notes, the Indenture, the Lease and the Participation Agreement.

GENERAL


     Each series of Equipment Notes will be issued on a nonrecourse basis under the Indenture between Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee of an owner trust for the benefit of the Owner Participant, and Harris Trust and Savings Bank, as Indenture Trustee.



     The Owner Trustee will lease Equipment to the Company pursuant to the Lease under which the Company is obligated to pay rent to such Owner Trustee in respect of the Equipment covered thereby. The amounts unconditionally payable under the Lease will be sufficient to pay when due all payments of principal of, Make-Whole Amount, if any, and interest on the Equipment Notes issued in respect of the Equipment subject to the Lease. The Equipment Notes are not, however, obligations of, or guaranteed by, the Company, the Owner Participant or the Owner Trustee in its individual capacity. The Company's rental obligations under the Lease are general obligations of the Company.


PRINCIPAL AND INTEREST PAYMENTS


     The aggregate principal amount of the Equipment Notes issued with respect to the Equipment covered by the Lease will be $97,852,000.


     Interest will be payable on each Equipment Note at the rate applicable to such Equipment Note on the unpaid principal amount thereof on January 2 and July 2 of each year, commencing July 2, 1998 and continuing until the final distribution date. Such interest will be computed on the basis of a 360-day year of twelve 30-day months. The principal of the Equipment Note to be issued on or about March 30, 1998

(Note A) and of the Equipment Note to be issued on or about June 8, 1998 (Note
B) will be payable as set forth below:


                                                  NOTE A        NOTE B         TOTAL
                                                 PRINCIPAL     PRINCIPAL     PRINCIPAL
                PAYMENT DATES                     PAYMENT       PAYMENT       PAYMENT
                -------------                    ---------     ---------     ---------
January 2, 2000...............................  $ 1,871,578   $   814,292   $ 2,685,870
January 2, 2001...............................    2,511,080     1,156,332     3,667,412
January 2, 2002...............................    2,673,567     1,231,182     3,904,749
January 2, 2003...............................    2,849,263     1,312,091     4,161,354
January 2, 2004...............................    3,232,199     1,398,310     4,630,509
January 2, 2005...............................    8,319,501     3,911,913    12,231,414
January 2, 2006...............................    4,707,747     2,166,564     6,874,311
January 2, 2007...............................    5,802,819     2,670,037     8,472,856
January 2, 2008...............................    6,109,014     2,851,417     8,960,431
January 2, 2010...............................    6,805,040     2,103,456     8,908,496
January 2, 2011...............................    6,895,278     3,187,407    10,082,685
January 2, 2012...............................    7,520,533     3,403,891    10,924,424
January 2, 2013...............................    7,182,464     3,635,080    10,817,544
January 2, 2014...............................      616,917       913,028     1,529,945
                                                -----------   -----------   -----------
          Total...............................  $67,097,000   $30,755,000   $97,852,000
                                                ===========   ===========   ===========


     If any date scheduled for any payment of principal of, Make-Whole Amount, if any, or interest on the Equipment Notes is not a Business Day, such payment may be made on the next Business Day without any additional interest.

PREPAYMENT

     The Equipment Notes may be prepaid under the following circumstances:


     Mandatory Prepayments. If an Event of Loss to a Unit shall occur and like kind equipment of equal or greater fair market sales value, utility, remaining useful life, estimated residual value and condition (assuming such Unit was in the condition required to be maintained) is not substituted for the affected Unit in accordance with the terms of the Lease, then the Company is obligated to pay the stipulated loss value of such Unit as specified in the Lease (the "Stipulated Loss Value"). Such payment will be used to prepay a portion of the Equipment Notes issued with respect to the Equipment of which such Unit is a part on (i) the next Regular Distribution Date following the election by the Company to pay the Stipulated Loss Value of such Unit rather than substitute like kind equipment or (ii) in the case of the occurrence of an Event of Loss in respect of more than ten Units since the end of the last six month reporting period under the Lease (a "Multiple Loss"), on the first Business Day succeeding the 60th day following the date on which the Company is required to report such Multiple Loss. The amount prepaid will be equal to the sum of (i) as to principal, an amount equal to the product obtained by multiplying the aggregate unpaid principal amount of the Equipment Notes issued under the Indenture as of the prepayment date (after deducting therefrom the scheduled principal installment, if any, made on the prepayment date) by a fraction, the numerator of which shall be the Equipment Cost of such Unit and the denominator of which shall be the aggregate Equipment Cost of all Equipment securing the Indenture immediately prior to the prepayment date, and (ii) as to interest, the aggregate amount of interest accrued and unpaid to but not including the prepayment date in respect of the principal amount to be prepaid pursuant to clause (i) above on such prepayment date. No Make-Whole Amount (as defined below) will be payable in the event of a prepayment under such circumstances. See "Description of the Equipment Notes -- The Lease -- Events of Loss" in this Prospectus Supplement and in the accompanying Prospectus. (Lease, Section 11.1; Indenture, Section 2.10)


     In addition, under the Lease the Company may, so long as no Lease Event of Default has occurred and is continuing, terminate the Lease at its option (i) at any time after September 30, 2005, with respect to any

Unit, if the Company determines in good faith that (A) such Unit has become obsolete or surplus to its requirements, or (B) any modification to a Unit required by law would be economically impractical, or (ii) on January 2, 2009 with respect to any or all of the Units (the "Early Purchase Date") if the Company exercises its option to purchase such Units or (iii) if the Company elects to exercise its right to purchase Equipment as a result of an Owner Participant (or an affiliate thereof) engaging in a business that is in competition with the Company's full service railcar leasing business. Unless the Company elects in connection with the exercise of a purchase option to assume on a full recourse basis all of the Owner Trustee's obligations in respect of the related Equipment Notes and acquires the purchased Units subject to the lien of the Indenture, the amount of Equipment Notes to be prepaid in the event of any such Lease termination will be equal to the sum of (i) as to principal, an amount equal to the product obtained by multiplying the aggregate unpaid principal amount of the Equipment Notes as of the prepayment date (after deducting therefrom the scheduled principal installment, if any, made on the prepayment date) by a fraction, the numerator of which shall be the Equipment Cost of such Units and the denominator of which shall be the aggregate Equipment Cost of all Equipment securing the Indenture immediately prior to the prepayment date, and (ii) as to interest, the aggregate amount of interest accrued and unpaid to but not including the prepayment date in respect of the principal amount to be prepaid pursuant to clause (i) of this sentence on such prepayment date, plus, under the circumstances described in clauses (i) and (iii) of this paragraph, a premium as set forth below (a "Make-Whole Amount"). No Make-Whole Amount will be payable in the event of a prepayment under the circumstances described in clause (ii) of this paragraph. Such prepayment is to be made on the date which is the Lease termination date for such Unit. See "Description of the Equipment Notes -- The Lease -- Termination" in this Prospectus Supplement and in the accompanying Prospectus. (Lease, Section 10 and 22.1; Indenture, Section 2.10; Participation Agreement, Section 6.9)

     Voluntary Prepayments. Subject to certain restrictions, the Company may require the Owner Participant, the Owner Trustee and the Pass Through Trustee to effect an optional prepayment of the Equipment Notes at a price equal to the unpaid principal amount thereof, together with accrued but unpaid interest thereon to but not including the specified prepayment date (which shall be a Special Distribution Date), plus a Make-Whole Amount, as part of a refunding or refinancing which will result in the prepayment of the Pass Through Certificates. (Participation Agreement, Section 10.2; Indenture, Section 2.10)

     The Equipment Notes are also subject to purchase in whole by the Owner Trustee upon at least 30 days' notice on a Special Distribution Date, in the case of (i) any acceleration of such Equipment Notes, (ii) the Indenture Trustee, as assignee of the Lease, having exercised (or given notice of its intention to exercise) any remedy in respect of the Units under the Lease, (iii) one or more Lease Events of Default having occurred under the Lease and continuing for a period of 180 days or more during which period such Equipment Notes could, but shall not, have been accelerated by the Indenture Trustee or
(iv) the Indenture Trustee having commenced foreclosure of the lien of the Indenture or otherwise exercised remedies which would result in the exclusion of the Owner Trustee from any property subject to the lien of the Indenture or any part thereof (or given notice of its intention to foreclose or exercise remedies). Such purchase would be at a price equal to the unpaid principal amount thereof and accrued interest on such Equipment Notes to the date of payment, but without the payment of any Make-Whole Amount except in the case of a purchase of the Equipment Notes pursuant to clause (iv) above, if the right to exercise any remedies arises solely from action attributable to the Owner Trustee or the Owner Participant. (Indenture, Section 5.04(b))

     The term "Make-Whole Amount" means, with respect to the principal amount of any Equipment Note to be prepaid on any prepayment date, the amount to be determined as of the third Business Day prior to the applicable prepayment date, equal to the product obtained by multiplying (a) the excess, if any, of (i) the sum of the present values of all the remaining scheduled payments of principal and interest from the prepayment date to maturity of such Equipment Note, discounted semi-annually on each January 2 and July 2 at a rate equal to the Treasury Rate, based on a 360-day year of twelve 30-day months, over (ii) the aggregate unpaid principal amount of such Equipment Note plus any accrued but unpaid interest thereon by (b) a fraction the numerator of which shall be the principal amount of such Equipment Note to be prepaid on such prepayment date and the denominator of which shall be the aggregate unpaid principal amount of such Equipment Note; provided that the aggregate unpaid principal amount of such Equipment Note for the purpose of clause

(a)(ii) and (b) of this definition shall be determined after deducting the principal installment, if any, due on such prepayment date. The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by the Company or, if the Indenture Trustee does not receive notice of such appointment at least ten days prior to a scheduled prepayment date or if a Lease Event of Default shall have occurred and be continuing, appointed by the Indenture Trustee (an "Independent Investment Banker"). In calculating the Make-Whole Amount, the Independent Investment Banker will first determine the Treasury Rate applicable to the relevant Equipment Note.

     For purposes of determining the Make-Whole Amount, "Treasury Rate" means, with respect to prepayment of each Equipment Note, a per annum rate (expressed as a semi-annual equivalent and as a decimal and, in the case of U.S. Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for U.S. Treasury securities maturing on the Average Life Date (as defined below) of such Equipment Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of U.S. Treasury securities (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and
(B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), as published in H.15(519)). H.15(519) means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the fourth Business Day preceding the scheduled prepayment date.

     The "Average Life Date" for any Equipment Note to be prepaid shall be the date which follows the prepayment date by a period equal to the Remaining Weighted Average Life at the prepayment date of such Equipment Note. The "Remaining Weighted Average Life" of such Equipment Note at the prepayment date of such Equipment Note is the number of days determined by dividing (A) the sum of the products obtained by multiplying (1) the amount of each remaining principal payment on such Equipment Note by (2) the number of days from and including the prepayment date to but excluding the scheduled payment date of such principal payment by (B) the then unpaid principal amount of such Equipment Note.

INDENTURE DEFAULTS, NOTICE AND WAIVER


     Indenture Events of Default under the Indenture include: (a) a Lease Event of Default (other than with respect to certain excepted property), (b) default by the Owner Trustee in making payments when due of principal of, premium, if any, or interest on any Equipment Note and continuance of that default for 10 Business Days, (c) failure by the Owner Trustee or the Owner Participant to perform any covenant contained in the Indenture, the Equipment Notes or the Participation Agreement continuing for a period of 30 days after written notice by the Indenture Trustee or any holder of an Equipment Note issued under the Indenture, or, if such failure is capable of being remedied, for a period of 60 days after written receipt of such notice so long as the Owner Trustee or Owner Participant is diligently proceeding to remedy such failure, (d) any representation or warranty made by the Owner Trustee in the Indenture or made by the Owner Trustee (except to the extent made with respect to Wilmington Trust Company in its individual capacity) or the Owner Participant in the Participation Agreement or in any document or certificate furnished to the Indenture Trustee being incorrect in any material respect as of the date made and remaining material and continuing unremedied for a period of 30 days after written notice to the Owner Trustee and Owner Participant, or, if such failure is capable of being remedied, for a period of 60 days after written receipt of such notice so long as the Owner Trustee or the Owner Participant is diligently proceeding to remedy such failure, and (e) the occurrence of certain events of bankruptcy, reorganization or insolvency of the Owner Participant or the Owner Trustee. (Indenture, Section 5.01)


     In the event that (i) at any time one or more Lease Events of Default shall occur and shall have continued for a period of 180 days or more during which time the Equipment Notes could, but shall not, have been accelerated, (ii) the Equipment Notes shall have been accelerated, (iii) the Indenture Trustee, as assignee of the Lease, shall have exercised (or given notice of its intention to exercise) any remedies in respect of the Units under the Lease or (iv) the Indenture Trustee shall commence foreclosure of the lien of the Indenture or otherwise exercise remedies which would result in the exclusion of the Owner Trustee from any property subject to the lien of the Indenture or any part thereof (or given notice of its intention to foreclose or exercise remedies), upon 30 days' notice the Owner Trustee may elect to purchase all, but not less than all, of the Equipment Notes then outstanding under the Indenture from the holders thereof by paying to each such holder an amount equal to the aggregate unpaid principal amount of all such Equipment Notes then held by such holder, together with accrued and unpaid interest thereon to the date of payment, but without the payment of any Make-Whole Amount except in the case of a purchase of the Equipment Notes pursuant to clause (iv) above if the right to exercise any remedies arises solely because of action attributable to the Owner Trustee or the Owner Participant. (Indenture, Section 5.04(b))

     In the event the Company fails to make any semiannual basic rental payment within 10 Business Days after the date the same shall become due under the Lease, then and as long as no other Indenture Event of Default under the Indenture (which is not being concurrently cured) shall have occurred and be continuing the Owner Participant or the Owner Trustee may, during the 10 Business Days after receiving written notice of such failure from the Indenture Trustee, pay to the Indenture Trustee the amount of such rental payment together with any interest thereon on account of the delayed payment thereof, in which event such payment by the Owner Participant or the Owner Trustee shall be deemed to cure any Indenture Event of Default which arose from such failure of the Company (but such cure shall not relieve the Company of any of its obligations); provided, that the Owner Participant and the Owner Trustee, collectively, shall not be entitled to cure more than three consecutive or six total failures to make semiannual basic rental payments. In the event there shall occur a Lease Event of Default under the Lease in respect of any other payment of rent, or which is curable by the payment of money, then and as long as no other Indenture Event of Default under the Indenture (which is not being concurrently cured) shall have occurred and be continuing the Owner Participant or the Owner Trustee may, during the 30 days after receiving written notice of such Lease Event of Default from the Indenture Trustee, pay to the Indenture Trustee the amount of such rental payment together with any interest thereon on account of the delayed payment thereof, or otherwise make such payment as shall effect such cure, in which event such payment by the Owner Participant or the Owner Trustee shall be deemed to cure any Indenture Event of Default which arose as a result of such Lease Event of Default (but such cure shall not relieve the Company of any of its obligations); provided, that the Owner Participant and the Owner Trustee, collectively, shall not be entitled to cure such other Lease Events of Default if the unreimbursed amount of such payments shall exceed in the aggregate $1,000,000, as adjusted annually for inflation. (Indenture, Section 5.04(a))

     The Indenture provides that the Indenture Trustee shall, upon the occurrence of any event known to it that is an Indenture Default or Indenture Event of Default thereunder, give notice thereof to the holders of the Equipment Notes issued thereunder, the Company, the Owner Trustee and the Owner Participant. (Indenture, Section 6.01)

     The holders of a majority in aggregate principal amount of the outstanding Equipment Notes issued under the Indenture, by notice to the Indenture Trustee, may on behalf of all holders waive any past default under the Indenture except a default in the payment of the principal of, Make-Whole Amount, if any, or interest on any such Equipment Note or a default in respect of any covenant or provision of the Indenture that cannot be modified or amended without the consent of each holder of an Equipment Note affected thereby. (Indenture, Section 5.06)

REMEDIES

     If an Indenture Default shall occur and be continuing under the Indenture, the Indenture Trustee may, and when instructed by the holders of at least a majority in aggregate principal amount of the Equipment Notes outstanding under the Indenture shall, declare the unpaid principal of all such Equipment Notes outstanding under the Indenture immediately due and payable, together with all accrued but unpaid interest thereon. The holders of a majority in aggregate principal amount of Equipment Notes outstanding under the Indenture may rescind any such declaration by the Indenture Trustee or by the holders at any time prior to the sale of the Equipment covered by the Indenture after such an Indenture Default if (i) there has been paid to or deposited with the Indenture Trustee an amount sufficient to pay all due or overdue installments of principal of, premium, if any, and interest on any such Equipment Notes that have become due otherwise than by such declaration of acceleration, (ii) the rescission would not conflict with any judgment or decree and (iii) all other Indenture Defaults under the Indenture have been cured or waived except nonpayment of principal of, premium, if any, or interest on any such Equipment Notes that have become due solely because of acceleration. (Indenture, Section 5.02)

     The Indenture provides that if any Indenture Default under the Indenture has occurred and is continuing the Indenture Trustee may exercise certain rights or remedies available to it under applicable law, including (if the Lease has been declared in default) one or more of the remedies under the Indenture or the Lease. The Indenture Trustee's right to exercise remedies under the Indenture is subject in certain circumstances to its having proceeded to exercise one or more remedies under the Lease, unless at the time, the Indenture Trustee is stayed or otherwise prevented from doing so by operation of law, in which case the Indenture Trustee has agreed to refrain from exercising remedies under the Indenture for a period of 90 days. Further, the Indenture Trustee may not exercise remedies under the Indenture in those circumstances in which the Company, as the debtor in a bankruptcy proceeding, shall have affirmed the Lease and no Lease Event of Default (other than a Lease Event of Default arising from the bankruptcy of the Company) has occurred and is continuing. See "Description of the Equipment Notes -- The Lease -- Lease Events of Default" in this Prospectus Supplement and in the accompanying Prospectus. Such remedies may be exercised by the Indenture Trustee to the exclusion of the Owner Trustee and, subject to the terms of the Lease, the Company. Any Equipment sold in the exercise of such remedies will be free and clear of any rights of those parties including the rights of the Company under the Lease; provided that no exercise of any remedies by the Indenture Trustee may affect the rights of the Company under the Lease unless a Lease Event of Default under the Lease has occurred and is continuing. (Indenture, Sections 5.03(a) and (c), 5.04(c) and 5.05; Lease,
Section 15)

     The holders of a majority in aggregate principal amount of the Equipment Notes outstanding under the Indenture may instruct the Indenture Trustee to give such notice, direction or consent, or exercise such right, remedy or power under the Indenture or the Lease or in respect of the property subject to the lien of the Indenture or take such other action as shall be specified in such instructions, but in such event the Indenture Trustee shall not be required to take or refrain from taking any action in connection therewith if it shall have reasonable grounds to believe that adequate indemnity against such risk is not reasonably assured to it. (Indenture, Sections 6.02 and 6.03)

     If an Indenture Event of Default occurs and is continuing under the Indenture and the Indenture Trustee (as security assignee) has declared the Lease to be in default or the Equipment Notes outstanding under the Indenture have been accelerated or the Indenture Trustee has exercised any remedies under the Indenture, any sums held or received by the Indenture Trustee may be applied to reimburse the Indenture Trustee for any tax, expense or other loss incurred by it and to pay any other amounts then due the Indenture Trustee prior to any payments to holders of the Equipment Notes. (Indenture, Section 3.03)

     In the event of a bankruptcy or reorganization of the Company, the right of the Indenture Trustee to repossess or dispose of the Equipment would be subject to the provisions of the Bankruptcy Code applicable to industrial companies generally, and not those provisions applicable to railroads, particularly
Section 1168 of the Bankruptcy Code.

     In the event of the bankruptcy of the Owner Participant, it is possible that, notwithstanding that the Equipment is owned by the Owner Trustee in trust for the benefit of the Owner Participant, the Equipment and the Lease and Equipment Notes might become part of the bankruptcy proceeding. In such event, payments under the Lease or on the Equipment Notes might be interrupted and the ability of the Indenture Trustee to exercise its remedies under the applicable Indenture might be restricted, although the Indenture Trustee would retain its status as a secured creditor in respect of the Lease and the Equipment subject thereto.

     If the Company were to become a debtor in a bankruptcy or reorganization case under the Bankruptcy Code, the Company or its bankruptcy trustee could reject the Lease. In such event, there could be no assurance that the amount of any claim for damages under the Lease that would be allowed in such bankruptcy case would be in an amount sufficient to provide for the repayment of the Equipment Notes. In any case, rejection of the Lease by the Company or its bankruptcy trustee would not deprive the Indenture Trustee of its security interest in the Units.

MODIFICATION OF THE INDENTURE AND THE LEASE

     Without the consent of holders of a majority in unpaid principal amount of the Equipment Notes, the provisions of the Indenture, the Lease and the Participation Agreement may not be amended or modified, except to the extent indicated below.

     Certain provisions of the Lease and the Participation Agreement may be amended or modified by the parties thereto without the consent of any holders of the Equipment Notes outstanding under the Indenture so long as no Indenture Event of Default shall have occurred and be continuing. In the case of the Lease, such provisions include, among others, provisions relating to (i) rental payments and other payments, except to the extent indicated in clause (a) of the following paragraph, (ii) the maintenance of the Equipment covered by the Lease, modifications to the Units and the return to the Owner Trustee of the Equipment at the end of the term of the Lease and (iii) the renewal of the Lease and the option of the Company at the end of the term of the Lease to purchase any or all of the Equipment subject to the Lease. (Indenture, Section 10.05)

     Without the consent of the holder of each Equipment Note outstanding under the Indenture, no amendment or modification of the Indenture may (a) change the final maturity of, or reduce the principal amount of, or premium, if any, or interest payable on any Equipment Notes issued under the Indenture or impair the right to institute suit for the enforcement of any such payment or change the date on which any principal or premium, if any, or interest is due and payable,
(b) create any lien with respect to the property subject to the Lien of the Indenture ranking prior to or on a parity with the security interest created by the Indenture, except as permitted in the Indenture, or deprive any holder of any Equipment Note issued under the Indenture of the benefit of the Lien of the Indenture or (c) reduce the percentage in principal amount of outstanding Equipment Notes issued under the Indenture necessary to modify or amend any provision of the Indenture or to waive compliance therewith. (Indenture, Section 10.01)

THE LEASE

     Terms and Rentals. The Equipment subject to the Lease will be leased by the Owner Trustee to the Company for a term commencing on the delivery date thereof and expiring on March 30, 2014, unless previously terminated as permitted by the Lease. The rent payments under the Lease will be payable on January 2 and July 2 (or, if such day is not a Business Day, on the next succeeding Business Day), commencing on July 2, 1998, and will be used to make payments of principal of and interest due on the Equipment Notes, which will in turn furnish the funds to be distributed by the Pass Through Trustee to the Certificateholders on January 2 and July 2 of each year. (Lease, Section 3.2; Indenture, Section 3.01) The Company has also agreed to pay under the Lease on July 2, 1998 such amounts (to the extent not paid by the Owner Participant) as necessary to enable the Indenture Trustee to receive the scheduled payment of interest on the Equipment Notes. (Lease, Section 3.5) Rental payments that the Company is obligated to make or cause to be made under the Lease will not be less than the scheduled payments of principal of and interest on the Equipment Notes. In certain cases, the semiannual basic rent payments under the Lease may be adjusted, but, except as described below, under no circumstances will such rent payments be adjusted so as to be less than the corresponding scheduled payments of principal of and interest on the Equipment Notes. (Participation Agreement, Section 2.6; Lease,
Section 3) The balance of any such semi-annual rent payment under the Lease, after payment of the scheduled principal of, and interest on the Equipment Notes, will be paid over to or for the account of the Owner Participant as the beneficial owner of the Equipment covered by the Lease. (Lease, Section 3)

     Net Lease; Modifications. The Company's obligations in respect of the Equipment are those of a lessee under a "net lease." Accordingly, the Company is and will be obligated, at its expense, to pay all costs and expenses of operating the Equipment and to maintain, service and repair the Equipment so as to keep the Units included therein in good operating order, ordinary wear and tear excepted. (Lease, Sections 8 and 19)

     Subject to certain exceptions, the Company will, at its expense, make all alterations, replacements or modifications required to be made by the Association of American Railroads, the United States Department of Transportation, or any other United States, state or local governmental agency or other applicable law. The Company will have the right, at its expense, to make other modifications, alterations and improvements, provided that such modifications do not diminish the value, utility or remaining useful life of such Unit or cause it to become "limited use" property. Severable modifications that are not required by law will remain the property of the Company but may be purchased by the Owner Trustee at fair market value upon termination of the Lease. The Owner Trustee will acquire title to all nonseverable modifications and severable modifications required by law. (Lease, Section 9)

     Sublease; Possession and Use. The Company is in the business of leasing railway tank cars and other railcars to third parties under full service operating leases. These leases vary in nature based on the needs of the sublessee and the Company. The Company shall have the right to use the Equipment, subject to the Lease, and to sublease the Equipment to any railroad company incorporated in the United States, Canada or Mexico or to any other responsible company which is not a railroad company for use in its business, provided that the Units are used primarily on domestic routes in the United States and that at no time shall more than 20% of the Units be used (as determined by mileage records) outside the continental United States (exclusive of Alaska) during any taxable year in which certain specified events occur; and further provided that if the Company subleases any Units to a sublessee which operates primarily in Mexico, subject to the provisions of the Lease, the Company shall make all registration filings and deposits necessary or advisable under then-current prudent industry practice (including any actions reasonably requested by the Owner Trustee or the Indenture Trustee) to protect the interest of the Owner Trustee under the Lease and the Indenture Trustee under the Indenture. (Lease, Section 8.2) The Company may not sublease any Unit for a term that extends beyond the term of the Lease nor may it sublease any Unit on terms and conditions that are not consistent with the terms of the Lease unless the Company replaces such Unit on or prior to the expiration of the Lease term in accordance with the provisions of the Lease. No sublease will discharge the Company of its obligations under the Lease. (Lease, Sections 8.2 and 8.3) If any Unit is leased or the possession is otherwise transferred, such Unit will remain subject to the lien of the Indenture.


     Maintenance. The Company, at its own cost and expense, shall maintain, repair and keep each Unit (i) according to prudent industry practice, in good working order, and in good physical condition for railcars of a similar age and usage, normal wear and tear excepted, (ii) in a manner consistent in all material respects with maintenance practices used by the Company in respect of equipment owned or leased by the Company similar in type to such Unit, (iii) in accordance in all material respects with all manufacturers' warranties and in accordance with all applicable provisions, if any, of insurance policies required to be maintained pursuant to the Lease and (iv) in compliance in all material respects with all applicable laws and regulations other than those being contested in good faith in any reasonable manner which does not create any risk or danger of (a) material interference with the use, possession, operation or return of any Unit, or materially adversely affecting the rights or interests of the Company and the Indenture Trustee in the Equipment, (b) the imposition of any criminal liability or material civil liability on the part of the Owner Trustee, the Indenture Trustee or the Owner Participant, or (c) the release of the Company from the obligation to return the Equipment in compliance with the Lease. (Lease, Section 8)


     Liens. The Equipment will be maintained free of any liens, other than the respective rights of the Owner Participant, the Owner Trustee, the Indenture Trustee, the holders of the Equipment Notes, the Company and any permitted sublessee arising under the Lease, the Indenture, the Participation Agreement and the trust agreement between the Owner Trustee and the Owner Participant pursuant to which the Owner Trustee acts as trustee for the benefit of the Owner Participant, and other than, in the case of the Equipment, certain limited liens permitted under the Lease and the Indenture, including liens for taxes either not yet due and payable or being contested in good faith (so long as there exists no material risk of sale, forfeiture, loss or loss of use of the Equipment or any interest therein), materialmen's, mechanics' and other similar liens arising in the ordinary course of business and either not yet due and payable or being contested (so long as there exists no material risk of sale, forfeiture, loss or loss of use of the Equipment or any interest therein), judgment liens that are being appealed in good faith and whose enforcement has been stayed pending such appeal, and salvage rights of insurers under insurance policies maintained pursuant to the Lease. (Lease, Section 7)

     Insurance. The Company will at all times prior to the return of the Equipment to the Owner Trustee, at its own expense, cause to be carried and maintained insurance in respect of the Equipment in amounts and against such risks and with deductibles and terms and conditions not less than the insurance, if any, maintained by the Company in respect of similar equipment owned or leased by the Company, but in no event shall such coverage be for amounts or against risks less than the prudent industry standard for companies engaged in full service leasing of tank and hopper cars. (Lease, Section 12) The Company does not maintain casualty insurance with respect to the Equipment.

     Termination. So long as no Lease Event of Default or event which, with notice or the lapse of time or both, would become a Lease Event of Default thereunder shall have occurred and be continuing, the Company may, upon at least 120 days prior written notice, terminate the Lease with respect to any or all of the Units (provided that if such termination is for less than all of the Units in any Equipment Group (as defined in the Lease), the determination as to which Units are subject to termination shall be made by the Company on a random or other reasonable basis without regard to maintenance status or operating condition) (the "Terminated Units"), at its option any time after September 30, 2005, if the Company determines in good faith (as evidenced by a certified copy of a resolution adopted by its Board of Directors and a certificate executed by the Chief Financial Officer of the Company) that such Terminated Units have become obsolete or surplus to its requirements for any reason or that any modification required by law to such Terminated Units would be economically impractical. The Company will act as agent for the Owner Trustee in obtaining bids for the Terminated Units and, if the Company succeeds in locating the eventual purchaser of the Terminated Units, the Owner Trustee shall transfer all of its right, title and interest in and to the Terminated Units to the bidder which has submitted the highest cash bid (who may not be the Company or any affiliate of the Company) on the termination date. The net proceeds of such sale shall be paid to the Owner Trustee. If the net proceeds received from such sale are less than the Termination Value for the Terminated Units, the Company shall pay to the Owner Trustee an amount equal to the difference between such proceeds and such Termination Value, together with certain other amounts including, the Make-Whole Amount, if any. All funds to be paid to or deposited with the Owner Trustee as described in this paragraph shall, so long as the Indenture shall not have been discharged, be deposited directly with the Indenture Trustee. Amounts in excess of the outstanding principal amount of the Equipment Notes issued in respect of such Terminated Units, the Make-Whole Amount, if applicable, and the then accrued and unpaid interest thereon will be distributed by the Indenture Trustee in accordance with the terms of the Indenture. The lien of the Indenture shall terminate with respect to the Terminated Units after the full Termination Value and any rent due has been received by the Indenture Trustee and, if all amounts due such Owner Participant have also been paid, the Lease will terminate with respect to such Terminated Units and the obligation of the Company thereafter to make rent payments with respect thereto shall cease. (Lease, Sections 3.6, 10.1, 10.2 and 10.4, Indenture, Section 3.02)

     The Owner Trustee shall have the option to retain the Terminated Units, but it may do so only if the Owner Trustee shall pay, or cause to be paid, to the Indenture Trustee funds in an amount equal to the principal of and accrued interest on the outstanding Equipment Notes with respect to such Terminated Units and, if applicable, an amount equal to the Make-Whole Amount. (Lease, Section 10.3)

     Purchase Options. So long as no Lease Event of Default or event which, with notice or the lapse of time or both, would become a Lease Event of Default thereunder, shall have occurred and be continuing, the Company shall have the right to purchase on January 2, 2009 any or all of such Units subject to the Lease at the option prices set forth in the Lease. The Company may exercise its early purchase option in whole or in part by giving written notice to the Owner Trustee at least 90 days prior to the Early Purchase Date. If the Company exercises its early purchase option, a portion of the purchase price shall be used to prepay the Equipment Notes relating to the purchased Units unless the Company elects to assume on a full recourse basis all of the Owner Trustee's obligations in respect of the related Equipment Notes and acquires the purchased Units subject to the lien of the Indenture. (Lease, Section 22.1) See "Description of the Equipment Notes -- Prepayment" in this Prospectus Supplement and in the accompanying Prospectus.

     Events of Loss. If an Event of Loss occurs with respect to a Unit, the Company shall give notice to the Owner Trustee in accordance with the terms of the Lease and, if the Indenture has not been discharged, to the Indenture Trustee, and shall either (i) pay to the Owner Trustee the Stipulated Loss Value of such Unit or (ii) substitute for such Unit like kind equipment, of equal or greater fair market sales value, utility, remaining economic useful life and estimated residual value as the Unit being replaced (assuming such Unit was in the condition required under the Lease). If the Company elects not to substitute for the applicable Unit, Stipulated Loss Value will be paid on (i) the next Regular Distribution Date following the election by the Company to pay the Stipulated Loss Value of such Unit rather than substitute like kind Equipment or
(ii) in the case of the occurrence of a Multiple Loss, on the first Business Day succeeding the 60th day following the date on which the Company is required to report such Multiple Loss. If the Company elects to substitute for the applicable Units, it shall so substitute for such Units on (i) the Rent Payment Date immediately following the date the Company delivers notice of such election or (ii) in the case of the occurrence of a Multiple Loss, on the first Business Day succeeding the 60th day following the date on which the Company is required to report such Multiple Loss. All funds to be paid or deposited with the Owner Trustee as described in this paragraph shall, so long as the applicable Indenture shall not have been discharged, be deposited directly with the Indenture Trustee and shall be applied to prepay all or a portion of the Equipment Notes as provided in the Indenture. See "Description of the Equipment Notes -- Prepayment" in this Prospectus Supplement and in the accompanying Prospectus. If the Company pays the Stipulated Loss Value of a Unit subject to an Event of Loss and any rent due, the lien of the Indenture and the Lease relating to such Unit shall terminate with respect to such Unit, title thereto shall be transferred to the Company and the obligation of the Company thereafter to make rent payments with respect thereto shall cease, except for indemnification obligations which otherwise may have accrued. (Lease, Section
11) Amounts in excess of the amounts applied to prepay Equipment Notes in accordance with the Indenture will be distributed by the Indenture Trustee in accordance with the terms of the Indenture.



     An Event of Loss with respect to any Unit shall mean any of the following events: (i) damage or contamination of such Unit which, in the Company's reasonable judgment (as evidenced by an Officers' Certificate to such effect), makes repair uneconomic or renders such Unit unfit for commercial use, (ii) destruction of such Unit or theft or disappearance thereof for a period exceeding twelve months, (iii) the permanent return of such Unit to the manufacturer pursuant to any patent indemnity provisions, (iv) the taking or appropriating of title to such Unit by any governmental authority under the power of eminent domain or otherwise, (v) the actual or constructive total loss of the Unit, (vi) in the normal course of interstate rail transportation, the Unit shall be prohibited from being used for a continuous period in excess of six months as a result of any rule, regulation, order or other action by the United States government or any agency or instrumentality thereof, (vii) the Unit shall be subject to a sublease with any person which operates primarily outside of the United States and shall not be returned to the Company within 60 days of a demand by the Company for return of such Unit following the termination or other expiration of the term of such sublease or (viii) the taking or requisitioning of such Unit for use by any governmental authority or any agency or instrumentality of the United States, Canada or Mexico under the power of eminent domain or otherwise and such taking or requisition is for a period that exceeds the remaining lease term or any renewal term then in effect (unless such taking or requisition is by Mexico or any governmental authority, agency or instrumentality thereof, in which case such period shall be the lesser of the period described above or 365 days). (Lease, Section 11.1)



     Lease Events of Default. Events of default (each, a "Lease Event of Default") under the Lease include, among other things: (a) failure by the Company to make any payment of basic rent, supplemental rent in respect of Make-Whole Amounts, early purchase price, basic term purchase price or any other purchase price to be paid by the Company for any Units pursuant to the Lease or the Participation Agreement, Stipulated Loss Value or termination value, within 10 Business Days after the same shall have become due, (b) failure by the Company to make any payment of Supplemental Rent, including indemnity or tax indemnity payments, but not including Stipulated Loss Value, early purchase price, basic term purchase price or any other purchase price to be paid by the Company for any Units pursuant to the Lease or the Participation Agreement, termination value, Supplemental Rent in respect of Make-Whole Amount, after the same shall become due and such failure shall continue unremedied for 10 Business Days after receipt by the Company of written notice of such failure from the Owner Trustee or Indenture Trustee, (c) failure to maintain in effect insurance as required by the Lease, such failure not having been waived, (d) the Company shall make or permit any possession of the Equipment or any portion thereof not permitted by the Lease, provided that such unauthorized possession shall not constitute a Lease Event of Default for a period of 45 days after the occurrence thereof, or the Company shall make or permit an unauthorized assignment or transfer of the Lease, (e) failure by the Company to observe or perform any of the agreements or covenants relating to the merger, consolidation or transfer of assets of the Company and such failure continues unremedied for 30 days, (f) any representation or warranty made by the Company in any lessee agreement being untrue or incorrect in any material respect, continuing for a period of 30 days after written notice of such failure from the Owner Trustee or the Indenture Trustee, or, if such failure is capable of being remedied, for a period of 60 days after written receipt of such notice so long as the Company is diligently proceeding to remedy such failure, (g) the Company (i) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy or similar law, or (ii) consent to any such relief, or (iii) admits in writing its inability to pay its debts generally as they come due; or (iv) making a general assignment for the benefit of creditors, or (v) takes any corporate action to authorize any of the foregoing; (h) the occurrence of certain events of bankruptcy, reorganization or insolvency of the Company (i) failure by the Company to observe or perform any of the covenants or agreements to be observed or performed under any lessee agreement (other than the Tax Indemnity Agreement and such failure shall continue, unremedied for 30 days after notice from the Owner Trustee or the Indenture Trustee; provided that, if such failure is capable of being remedied, and the remedy requires an action other than, or in addition to, the payment of money, no such failure shall constitute a Lease Event of Default hereunder for a period 90 days after the receipt of such notice so long as the Company is diligently proceeding to remedy such failure, and (j) the Company gave notice of its intention to retain any Units at the end of the lease term or any renewal term and prior to the last day of the lease term or renewal term, the Company did not notify Lessor of its election to purchase or continue leasing such unit (Lease, Section 14).


     If a Lease Event of Default under the Lease has occurred and is continuing, and the Lease has been declared to be in default, the Indenture Trustee, as assignee of the Owner Trustee's rights under the Lease, may exercise one or more of the remedies provided in the Lease with respect to the Equipment subject thereto. These remedies include the right to repossess and use or operate the Equipment, to sell or release the Equipment free and clear of the Company's rights and retain the proceeds and to require the Company to pay liquidated damages specified therein. (Lease, Section 15.1 and 15.2)

THE PARTICIPATION AGREEMENT

     The Company is required to indemnify the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee for certain losses and claims and for certain other matters. (Participation Agreement, Section 7) In addition, the Company is required under certain circumstances to indemnify the Owner Participant for the loss of depreciation deductions and certain other benefits allowable for certain income tax purposes with respect to the Equipment. Subject to certain restrictions, the Owner Participant may transfer its beneficial interest in the owner trust.


     The Participation Agreement provides that if the Owner Participant, any subsequent transferee or any affiliate thereof is or acquires, is acquired by, merges or otherwise consolidates with any company or affiliate thereof engaged in full service railcar leasing, whether or not a direct competitor of the Company or any affiliate of the Company, or any person that has a material interest in an enterprise that engages in a business that is in competition with the Company's full service railcar operating leasing business, the Company may purchase the Equipment for a purchase price equal to the greater of the termination value or the then appraised fair market value, each calculated as of the designated Special Distribution Date, plus certain other amounts including, if applicable, the Make-Whole Amount. If the Company elects to exercise its right to purchase the Equipment, unless the Company elects to assume the Equipment Notes on a full recourse basis, the purchase price shall be used to prepay the Equipment Notes and the Make-Whole Amount shall be paid.


     Under the Participation Agreement, the Company is prohibited from consolidating or merging with or into any other corporation or transferring substantially all of its assets to another corporation unless (a) the successor corporation, if other than the Company, shall be a corporation organized and existing under the laws of the United States or any state or the District of Columbia and shall expressly assume the due and punctual performance and observance of all the covenants and conditions of the operative agreements to be performed by the Company, (b) immediately prior to and immediately after giving effect to such transaction, no Lease Event of Default, or event which with notice or the passage of time or both would become a Lease Event of Default, shall have occurred, whether as a result of such transaction or otherwise, and (c) the Company shall have made all filings necessary or appropriate in the reasonable opinion of the Owner Trustee and the Indenture Trustee in order to preserve and protect the rights of the Owner Trustee under the Lease and of the Indenture Trustee under the Indenture. (Participation Agreement, Section 6.8)

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Prospective investors should consult the section entitled "Material Federal Income Tax Consequences" in the accompanying Prospectus for a discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the Pass Through Certificates. Investors should consult their own tax advisors in determining the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of Pass Through Certificates, including the advisability of making any election discussed in the accompanying Prospectus. Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service (the "IRS") with respect to any of the federal income tax consequences discussed below and no assurance can be given that the IRS will not take contrary positions. The Pass Through Trust is not indemnified for any federal income taxes that may be imposed upon it, the imposition of which could significantly reduce the amounts available for distribution to the Certificate Owners. For purposes of this "Material Federal Income Tax Consequences" section, the terms "Pass Through Certificate" and "Certificate" also refer to an indirect interest in a Pass Through Certificate held by a Certificate Owner.

                              ERISA CONSIDERATIONS

     Pass Through Certificates may be purchased by an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). A fiduciary of a Plan must determine that the purchase of a Pass Through Certificate is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code. Employee benefit plans which are governmental plans (as defined in Section 3(33) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility provisions of ERISA. Any Plan that purchases a Pass Through Certificate must be an "accredited investor" as defined in Rule 501(a)(1) of Regulation D promulgated under the Securities Act.


     The United States Department of Labor has granted to Salomon Brothers Inc an administrative exemption (Prohibited Transaction Exemption 89-89, Exemption Application No. D-6446, et al. 54 Fed. Reg. 4256 (1989) as amended, 55 Fed. Reg. 48939 (1990 as amended, 62 Fed. Reg. 39021 (1997)) (the "Exemption") from certain of the prohibited transaction rules of ERISA and the Code with respect to the initial purchase, the holding and the subsequent resale by a Plan of certificates in certain pass through trusts, the assets of which consist of secured credit instruments that bear interest, including qualified equipment notes secured by leases. A number of conditions must be satisfied in order for the Exemption to apply, including the requirement that at the time of their purchase by a Plan the Pass Through Certificates have a specified credit rating. Under the Exemption an equipment note secured by a lease will be considered qualified only if it is a note (a) which is secured by equipment which is leased, (b) which is secured by the obligation of the lessee to pay rent under the equipment lease and (c) with respect to which the trust's security interest is at least as protective of the rights of the trust as the trust would have if the equipment note were secured only by the equipment and not by the lease.



     In addition, there are various other terms and conditions to the applicability of the Exemption. Accordingly, each fiduciary of a Plan should independently determine if its purchase of a Pass Through Certificate will require an exemption, and if so, whether the Exemption applies to the purchase, or whether any other prohibited transaction exemption is available.

                                  UNDERWRITING

     Under the terms of and subject to the conditions contained in the underwriting agreement with the Company (the "Underwriting Agreement"), Salomon Brothers Inc (the "Underwriter") has agreed to purchase from the Pass Through Trustee all of the Pass Through Certificates offered hereby.

     The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Pass Through Certificates is subject to, among other things, the approval of certain legal matters by its counsel and certain other conditions. The Underwriter is obligated to take and pay for all of the Pass Through Certificates if any are taken.


     The Underwriter proposes to offer all or part of the Pass Through Certificates directly to the public at the public offering price set forth on the cover page of this Prospectus and may offer a portion of the Pass Through Certificates to certain dealers at a price that represents a concession not in excess of 0.250% of the principal amount of the Pass Through Certificates. The Underwriter may allow, and such dealers may reallow a concession not in excess of 0.375% of the principal amount of the Pass Through Certificates to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.


     The Company has agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act of 1933.

     The Company does not intend to apply for listing of the Pass Through Certificates on a national securities exchange, but has been advised by the Underwriter that the Underwriter presently intends to make a market in the Pass Through Certificates, as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Pass Through Certificates and any such market making may be discontinued at any time at the sole discretion of the Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Pass Through Certificates.

     It is expected that the delivery of the Pass Through Certificates will be made against payment therefor on or about the date specified in the last paragraph of the cover page of the Prospectus Supplement, which will be the third business day following the date of pricing the Pass Through Certificates (such settlement cycle being herein referred to as "T+3"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Pass Through Certificates on the date of pricing or the next succeeding business day will be required by virtue of the fact that the Pass Through Certificates initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Pass Through Certificates who wish to trade Pass Through Certificates on the date of pricing or the next succeeding business day should consult their own advisor.

                                 LEGAL OPINIONS

     The validity of the Pass Through Certificates is being passed upon for the Company by Neal, Gerber & Eisenberg, Chicago, Illinois, and for the Underwriter by Mayer, Brown & Platt, New York, New York. Both Neal, Gerber & Eisenberg and Mayer, Brown & Platt will rely on the opinion of the Law Department of Harris Trust and Savings Bank as to matters relating to the authorization, execution, authentication, issuance and delivery of the Pass Through Certificates under the Agreement. Certain legal matters with respect to United States and Illinois income taxation in this Prospectus Supplement and in the accompanying Prospectus are being passed upon for the Company by Neal, Gerber & Eisenberg.

PROSPECTUS

                                  $300,000,000

                             UNION TANK CAR COMPANY
                           PASS THROUGH CERTIFICATES
                            ------------------------

    Up to $300,000,000 aggregate principal amount of Pass Through Certificates may be offered for sale from time to time pursuant to this Prospectus and related Prospectus Supplements. Pass Through Certificates may be issued in one or more series in amounts, at prices and on terms to be determined at the time of the offering. In respect of each offering of Pass Through Certificates, a separate Union Tank Car Company Pass Through Trust for each series of Pass Through Certificates being offered (each, a "Trust") will be formed pursuant to the Pass Through Trust Agreement (the "Basic Agreement") and a supplement thereto (a "Trust Supplement") relating to such Trust between Union Tank Car Company (the "Company") and, unless otherwise specified in the Prospectus Supplement, Harris Trust and Savings Bank (the "Pass Through Trustee"), as pass through trustee under each Trust. Each Pass Through Certificate in a series will represent a fractional undivided interest in the related Trust and will have no rights, benefits or interest in respect of any other Trust. The property of each Trust will consist of (i) equipment notes (the "Equipment Notes") issued on a nonrecourse basis by one or more owner trustees pursuant to one or more leveraged lease transactions to finance or refinance a portion of the equipment cost of certain railcars ("Equipment Units") which have been or will be leased to the Company or (ii) equipment trust certificates (the "ETCs") issued pursuant to one or more equipment trust agreements between the Company and Harris Trust and Savings Bank, as trustee. Each such equipment trust agreement is hereinafter referred to as an "Equipment Trust Agreement", and Harris Trust and Savings Bank, as trustee under each Equipment Trust Agreement, is hereinafter referred to as the "Equipment Trust Trustee". Amounts payable pursuant to the ETCs will be fully and unconditionally guaranteed by the Company. The Prospectus Supplement relating to each offering of Pass Through Certificates will describe certain terms of the Pass Through Certificates being offered, the Trust or Trusts relating thereto, the Equipment Notes or ETCs to be purchased by such Trust or Trusts, the Equipment Units relating to such Equipment Notes and the leveraged lease transactions, if any, relating thereto.

    The Equipment Notes will not be direct obligations of, or guaranteed by, the Company, but the amounts unconditionally payable by the Company for the lease of the Equipment Units will be sufficient to pay in full when due all payments required to be made on such Equipment Notes.

    Equipment Notes may be issued in respect of Equipment Units in one or more series, each series having a different interest rate and final maturity date. A separate Trust may purchase one or more series of the Equipment Notes issued with respect to each group of Equipment Units (an "Equipment Group"). All of the Equipment Notes held in such Trust will have an interest rate equal to the interest rate applicable to the Pass Through Certificates issued by such Trust and maturity dates occurring on or before the final distribution date applicable to such Pass Through Certificates. The Equipment Notes issued with respect to each Equipment Group will be secured by a security interest in such Equipment Group and by the lease relating thereto (each, a "Lease"), including the right to receive rent payable by the Company in respect of such Equipment Group.

    Interest paid on the Equipment Notes or ETCs held in each Trust will be passed through to the holders of the Pass Through Certificates relating to such Trust on the dates and at the rate per annum set forth in the Prospectus Supplement relating to such Pass Through Certificates until the final distribution date for such Trust. Principal paid on the Equipment Notes or ETCs held in each Trust will be passed through to the holders of the Pass Through Certificates relating to such Trust in scheduled amounts on the dates set forth in the Prospectus Supplement relating to such Pass Through Certificates until the final distribution date for such Trust.

    The Pass Through Certificates may be offered through underwriters, dealers or agents. See "Plan of Distribution." The Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Pass Through Certificates in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     This Prospectus may not be used to consummate a sale of Pass Through Certificates unless accompanied by a Prospectus Supplement.

               The date of this Prospectus is February 11, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Pass Through Certificates. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Pass Through Certificates and the Company, reference is made to the Registration Statement. Any statement contained herein concerning the provisions of any document is not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                  REPORTS TO CERTIFICATEHOLDERS BY THE TRUSTEE

     Harris Trust and Savings Bank, as trustee under the Pass Through Trust Agreement, will provide to Certificateholders certain periodic statements concerning distributions made with respect to the Pass Through Trusts. See "Description of the Pass Through Certificates -- Reports to Certificateholders."

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and its Current Reports on Form 8-K dated January 30, 1997, June 3, 1997 and October 31, 1997, as filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Pass Through Certificates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to the General Counsel and Secretary, Union Tank Car Company, 225 West Washington Street, Chicago, Illinois 60606, telephone (312) 372-9500.

                                  THE COMPANY

     Union Tank Car Company (with its wholly-owned subsidiaries herein collectively referred to, except as the context otherwise requires, as the "Company") is principally engaged in the leasing of railway tank cars and other rail cars to United States, Canadian and Mexican manufacturers and other shippers of chemical products, including liquid fertilizers, petroleum products, including liquid petroleum gas, food products and bulk plastics. The Company owns and operates one of the largest fleets of privately-owned railway tank cars in the world.

     The Company, which was incorporated in Delaware in 1980 and is the successor to a business which was incorporated in New Jersey in 1891 and reincorporated in Delaware in 1968, is a wholly-owned subsidiary of Marmon Industrial Corporation, a wholly-owned subsidiary of Marmon Holdings, Inc. Substantially all the stock of Marmon Holdings, Inc. is owned, directly or indirectly, by trusts for the benefit of certain members of the Pritzker family. As used herein, "Pritzker family" refers to the lineal descendants of Nicholas
J. Pritzker, deceased.

     The Company's principal executive offices are located at 225 West Washington Street, Chicago, Illinois 60606, and its telephone number is (312) 372-9500.

                            FORMATION OF THE TRUSTS

     In respect of each offering of Pass Through Certificates, one or more Trusts will be formed, and the related Pass Through Certificates will be issued, pursuant to separate Trust Supplements to be entered into between the Pass Through Trustee and the Company in accordance with the terms of the Basic Agreement. All Pass Through Certificates with respect to each Trust will represent fractional undivided interests in such Trust and the property held in such Trust and will have no rights, benefits or interest in respect of any other Trust or the property held therein. Concurrently with the execution and delivery of each Trust Supplement relating to one or more leveraged lease transactions, the Pass Through Trustee, on behalf of the Trust formed thereby, will enter into one or more financing, refinancing, purchase or participation agreements (each such agreement being herein referred to as a "Participation Agreement") relating to one or more Equipment Groups described in the applicable Prospectus Supplement. Concurrently with the execution and delivery of each Trust Supplement relating to ETCs, the Pass Through Trustee, on behalf of such Trust, will purchase such ETCs from the Equipment Trust Trustee. Pursuant to the applicable Participation Agreement or Equipment Trust Agreement, the Pass Through Trustee, on behalf of the Trust formed in connection with the offering of Pass Through Certificates, will purchase the Equipment Notes issued with respect to each such Equipment Group or ETCs so that all of the Equipment Notes or ETCs held in such Trust will have an interest rate equal to the interest rate applicable to the Pass Through Certificates issued by such Trust. Unless otherwise indicated in the Prospectus Supplement, the maturity dates of the Equipment Notes or ETCs acquired by each Trust will occur on or before the final distribution date applicable to the Pass Through Certificates issued with respect to such Trust. The Pass Through Trustee will distribute the amount of payments of principal, premium, if any, and interest received by it as holder of the Equipment Notes or ETCs to the Certificateholders of the Pass Through Certificates with respect to the Trust in which such Equipment Notes or ETCs are held. See "Description of the Pass Through Certificates," "Description of the Equipment Notes" and "Description of the ETCs."

                                USE OF PROCEEDS

     The Pass Through Certificates offered pursuant to any Prospectus Supplement will be issued (i) to facilitate the financing or refinancing of the debt component of one or more separate leveraged lease transactions entered into by the Company, as lessee, with respect to the Equipment Units described therein or
(ii) to purchase ETCs. The proceeds from the sale of Pass Through Certificates relating to one or more leveraged lease transactions will be used by the Pass Through Trustee on behalf of the applicable Trust or Trusts to purchase, at par, the Equipment Notes to be issued by the respective Owner Trustee or Owner Trustees to finance or refinance all or a portion of the equipment cost of such Equipment Units. Simultaneously with the acquisition of such Equipment Units, the respective Owner Trustee will lease such Equipment Units to the Company. In the case of ETCs, the proceeds from the sale of Pass Through Certificates will be used by the Pass Through Trustee on behalf of the applicable Trust or Trusts to purchase, at par, ETCs. The Company will use the net proceeds from each separate leveraged lease transaction and from the issuance of ETCs to finance the addition of railcars to the Company's fleet, for general corporate purposes or as otherwise specified in the applicable Prospectus Supplement.

     The Equipment Notes with respect to each Equipment Group will be issued under a separate Trust Indenture and Security Agreement (each, an "Indenture") between a bank or trust company as trustee thereunder (each, an "Indenture Trustee") and an owner trustee, not in its individual capacity (except as expressly set forth therein) but solely as trustee (each, an "Owner Trustee"), of a separate trust for the benefit of one or more institutional or corporate investors (each, an "Owner Participant"). Each Owner Participant will provide, from sources other than the Equipment Notes, the balance of the equipment cost of the related Equipment Group. No Owner Participant, however, will be personally liable for any amount payable under the related Indenture or the Equipment Notes issued thereunder. Subject to certain restrictions, each Owner Participant may transfer its interest in the related Equipment Group.

     Because the Company's obligation to make payments (i) under the Leases relating to the Equipment Notes and (ii) in respect of the ETCs will be unconditional, and not affected by the financial performance of the railcars within the related Equipment Groups or subject to the related Equipment Trust Agreements, the Company believes that historical financial information with respect to such railcars will not be relevant to purchasers of the Pass Through Certificates.

                  DESCRIPTION OF THE PASS THROUGH CERTIFICATES

     In connection with each offering of Pass Through Certificates, one or more separate Trusts will be formed, and the related Pass Through Certificates will be issued, pursuant to the Basic Agreement and one or more Trust Supplements to be entered into between the Company and the Pass Through Trustee. The following summary relates to the Basic Agreement and each of the Trust Supplements, the Trusts to be formed thereby and the Pass Through Certificates to be issued by each Trust except to the extent, if any, described in the applicable Prospectus Supplement. Citations to the relevant sections of the Basic Agreement appear below in parentheses. The statements under this caption are a summary and do not purport to be complete. This summary makes use of terms defined in and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The form of the Trust Supplement relating to each series of Pass Through Certificates and the forms of the Leases, Participation Agreements, Indentures, Equipment Notes, Equipment Trust Agreements and ETCs, if any, relating thereto will be filed as exhibits to a report by the Company on Form 8-K, 10-Q, or 10-K, as applicable, to be filed with the Commission following the offering of such series of Pass Through Certificates.

GENERAL

     The Pass Through Certificates of each Trust will be issued in fully registered form only. Each Pass Through Certificate will represent a fractional undivided interest in the separate Trust created by the Trust Supplement pursuant to which such Pass Through Certificate is issued. The property of each Trust will include the Equipment Notes or ETCs held in such Trust, all monies at any time paid thereon and all monies due and to become due thereunder and funds from time to time deposited with the Pass Through Trustee in accounts relating to such Trust. Each Pass Through Certificate will correspond to a pro rata share of the outstanding principal amount of the Equipment Notes or ETCs and other property held in the related Trust and will be issued in denominations of $1,000 or any integral multiple of $1,000. (Sections 2.1 and 3.1)

     Except as otherwise provided in the applicable Trust Supplement, Pass Through Certificates will be registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC") and no person acquiring an interest in Pass Through Certificates (a "Certificate Owner") will be entitled to receive a certificate representing such person's interest in the related Trust unless "Definitive Certificates" are issued as described below. Unless Definitive Certificates are issued, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Pass Through Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures. See "-- Book-Entry Registration." (Section 3.9)

     Interest will be passed through to Certificateholders of each Trust at the rate per annum set forth on the cover page of the applicable Prospectus Supplement and will be calculated on the basis of a 360-day year of twelve 30-day months.

     The Pass Through Certificates of each series represent interests only in the related Trust and all payments and distributions shall be made only from the related Trust Property. (Section 3.8) The Pass Through Certificates do not represent an interest in or obligation of the Company, the Pass Through Trustee, the Owner Trustee, if any, in its individual capacity, the Owner Participant, if any, the Equipment Trust Trustee, if any, or any affiliate of any thereof.

     The Basic Agreement does not and, except as otherwise described in the applicable Prospectus Supplement, neither the Indentures nor the Equipment Trust Agreements will include financial covenants or "event risk" provisions specifically designed to afford Certificateholders protection in the event of a highly leveraged transaction affecting the Company. However, the Certificateholders of each series will have the benefit of (i) a lien on the specific Equipment Group securing the related Equipment Notes held in the related Trust or, (ii) in the case of the ETCs held in the related Trust, the indirect benefit of the Equipment Trust Trustee under the relevant Equipment Trust Agreement holding title to the equipment securing the ETCs, as well as the Company's full and unconditional guarantee of the ETCs. See "Description of the Equipment Notes -- Security" and "Description of the ETCs -- Guarantee" and "-- Security."

BOOK-ENTRY REGISTRATION

     Except as otherwise described in the applicable Prospectus Supplement, Pass Through Certificates will be subject to the provisions described under this caption for book-entry registration with DTC.

     DTC. DTC has advised the Company that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").

     Certificate Owners that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Pass Through Certificates may do so only through DTC Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal, premium, if any, and interest from the Pass Through Trustee through DTC Participants or Indirect Participants, as the case may be. Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, because such payments will be forwarded by the Pass Through Trustee to Cede, as nominee for DTC. DTC will forward such payments to DTC Participants, which thereafter will forward them to Indirect Participants or Certificate Owners, as the case may be, in accordance with customary industry practices. The forwarding of such distributions to the Certificate Owners will be the responsibility of such DTC Participants. The only "Certificateholder" will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Pass Through Trustee as Certificateholders, as such term is used in the Basic Agreement, and Certificate Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and DTC Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of Pass Through Certificates among DTC Participants on whose behalf it acts with respect to the Pass Through Certificates and to receive and transmit distributions of principal of, premium, if any, and interest on the Pass Through Certificates. DTC Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Pass Through Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess Pass Through Certificates, the Rules provide a mechanism by which Certificate Owners will receive payments and will be able to transfer their interests.

     Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a Certificate Owner to pledge Pass Through Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Pass Through Certificates, may be limited due to the lack of a physical certificate for such Pass Through Certificates.

     The Company understands that DTC will take any action permitted to be taken by Certificateholders only at the direction of one or more DTC Participants to whose accounts with DTC the Pass Through Certificates are credited. Additionally, the Company understands that DTC will take such actions with respect to any specified percentage of the beneficial interest of Certificateholders held in each Trust only at the direction of and on behalf of DTC Participants whose holders include undivided interests that satisfy any such percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of DTC Participants whose holders include such undivided interests.

     Neither the Company nor the Pass Through Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Pass Through Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The information contained in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     DEFINITIVE CERTIFICATES. With respect to each Trust, the related Pass Through Certificates will be issued in fully registered, certificated form ("Definitive Certificates") to Certificate Owners or their nominees, rather than to DTC or its nominee, only if (i) the Company advises the Pass Through Trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as depository with respect to such Pass Through Certificates and the Pass Through Trustee or the Company is unable to locate a qualified successor, (ii) the Company, at its option, elects to terminate the book-entry system through DTC or (iii) after the occurrence of an Event of Default (as defined below), Certificate Owners representing an aggregate percentage interest in such Trust of not less than a majority advise the Pass Through Trustee through DTC in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the Certificate Owners' best interest. (Section 3.9)

     Upon the occurrence of any event described in the immediately preceding paragraph, the Pass Through Trustee will be required to notify all affected Certificate Owners through DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the certificates representing the Pass Through Certificates and receipt of instructions for re-registration, the Pass Through Trustee will reissue the Pass Through Certificates as Definitive Certificates to Certificate Owners. (Section 3.9)

     Distributions of principal of, premium, if any, and interest on the Pass Through Certificates will thereafter be made by the Pass Through Trustee in accordance with the procedures set forth in the Basic Agreement and the applicable Trust Supplements, directly to holders of Definitive Certificates in whose names such Definitive Certificates were registered at the close of business on the applicable record date. Such distributions will be made by check mailed to the address of each such holder as it appears on the register maintained with respect to the applicable Trust. The final payment on any Pass Through Certificate, however, will be made only upon presentation and surrender of such Pass Through Certificate at the office or agency specified in the notice of final distribution to Certificateholders. (Section 4.2 and 11.1)

     Definitive Certificates will be freely transferable and exchangeable at the office of the Pass Through Trustee upon compliance with the requirements set forth in the Basic Agreement and the applicable Trust Supplements. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge shall be required. (Section 3.4 and 11.1)

     SAME-DAY SETTLEMENT AND PAYMENT. Settlement for the Pass Through Certificates will be required to be made in immediately available funds. So long as the Pass Through Certificates are registered in the name of Cede, all payments made by the Company to the Indenture Trustees, as assignees of the Owner Trustees' rights under the Leases, in the case of Equipment Notes, or by the Company in respect of ETCs, will be in immediately available funds and will be passed through by the Pass Through Trustee to DTC in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Pass Through Certificates will trade in DTC's Same Day Funds Settlement System until maturity, and secondary market trading activity in the Pass Through Certificates will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Pass Through Certificates.

PAYMENTS AND DISTRIBUTIONS

     Payments received by the Pass Through Trustee of principal of, premium, if any, and interest on the Equipment Notes or ETCs held in each Trust will be distributed by the Pass Through Trustee to the Certificateholders of such Trust on the date such receipt is confirmed, except in certain cases when some or all of such Equipment Notes or ETCs are in default. See "-- Events of Default and Certain Rights Upon an Event of Default."

     Payments of principal of, and interest on the unpaid principal amount of, the Equipment Notes or ETCs held in each Trust will be scheduled to be received by the Pass Through Trustee on the dates specified in the applicable Prospectus Supplement (such scheduled payments of principal of, and interest on, the Equipment Notes or ETCs are herein referred to as "Scheduled Payments," and the dates specified therefor in the applicable Prospectus Supplement are herein referred to as "Regular Distribution Dates"). The Pass Through Trustee of each Trust will distribute on each Regular Distribution Date to the Certificateholders of such Trust all Scheduled Payments, the receipt of which is confirmed by the Pass Through Trustee on such Regular Distribution Date. Each such distribution of Scheduled Payments will be made by the Pass Through Trustee to the holders of record of the Pass Through Certificates of such Trust on the fifteenth day immediately preceding such Regular Distribution Date, subject to certain exceptions. (Sections 4.1 and 4.2) If a Scheduled Payment is not received by the Pass Through Trustee on a Regular Distribution Date, it will be distributed on the date received to such holders of record.

     Each Certificateholder of each Trust will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Equipment Notes or ETCs held in such Trust. Scheduled Payments of principal on the Equipment Notes or ETCs held in each Trust will be set forth in the applicable Prospectus Supplement. After a partial or full prepayment or default in respect of some or all of such Equipment Notes or ETCs, a Certificateholder should refer to the information with respect to the Pool Balance and the Pool Factor for such Trust reported periodically by the Pass Through Trustee. See "-- Pool Factors" and "-- Statements to Certificateholders."

     Payments of principal, premium, if any, and interest received by the Pass Through Trustee on account of a partial or full prepayment, if any, of the Equipment Notes or ETCs held in a Trust, and payments received by the Pass Through Trustee following a default in respect of the Equipment Notes or ETCs held in a Trust (including, in the case of Equipment Notes, payments received by the Pass Through Trustee on account of their purchase by the related Owner Trustee or payments received on account of the sale of Equipment Notes or ETCs by the Pass Through Trustee) ("Special Payments") will be distributed on the dates specified therefor in the applicable Prospectus Supplement (a "Special Distribution Date"). In general, the Pass Through Trustee will mail notice to the Certificateholders of record of any Trust not less than 15 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Pass Through Trustee stating such anticipated Special Distribution Date. (Section 4.2) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for any Trust will be made by the Pass Through Trustee to the holders of record of the Pass Through Certificates of such Trust as of the Record Date preceding such Special Distribution Date. See "-- Events of Default and Certain Rights Upon an Event of Default" and "Description of the Equipment Notes -- Prepayments."

     The Basic Agreement requires that the Pass Through Trustee establish and maintain, for each Trust and for the benefit of the Certificateholders of such Trust, one or more non-interest bearing accounts (the "Certificate Account") for the deposit of payments representing Scheduled Payments on the Equipment Notes or ETCs held in such Trust. (Section 4.1) The Basic Agreement also requires that the Pass Through Trustee establish and maintain, for each Trust and for the benefit of the Certificateholders of such Trust, one or more accounts (the "Special Payments Account") for the deposit of payments representing Special Payments.

     Pursuant to the terms of the Basic Agreement, the Pass Through Trustee is required to deposit any Scheduled Payments relating to the applicable Trust received by it in the Certificate Account of such Trust and to deposit any Special Payments so received by it in the Special Payments Account of such Trust. (Section 4.1) All amounts so deposited will be distributed by the Pass Through Trustee on a Regular Distribution Date or a Special Distribution Date as appropriate. (Section 4.2)

     At such time, if any, as the Pass Through Certificates of any Trust are issued in the form of Definitive Certificates and not to Cede, as nominee for DTC, distributions by the Pass Through Trustee from the Certificate Account or the Special Payments Account of such Trust on a Regular Distribution Date or a Special Distribution Date, as appropriate, will be made by check mailed to each Certificateholder of such Trust of record on the applicable record date at its address appearing on the register maintained with respect to such Trust. (Section 4.2) The final distribution for each Trust, however, will be made only upon presentation and surrender of the Pass Through Certificates for such Trust at the office or agency of the Pass Through Trustee specified in the notice given by the Pass Through Trustee of such final distribution. The Pass Through Trustee will mail such notice of the final distribution to the Certificateholders of such Trust, specifying the date set for such final distribution and the amount of such distribution. (Section 11.1) See "-- Termination of the Trusts."

     If any Regular Distribution Date or Special Distribution Date is not a Business Day, distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date may be made on the next succeeding Business Day without additional interest. (Section 13.11)

POOL FACTORS

     Unless there has been a prepayment, or a default in respect of one or more issues of the Equipment Notes or ETCs held in a Trust, as described in the applicable Prospectus Supplement or below in "-- Events of Default and Certain Rights Upon an Event of Default," the Pool Factor for such Trust will decline in proportion to the scheduled repayments of principal on the Equipment Notes or ETCs held in such Trust as described in the applicable Prospectus Supplement. In the event of a partial or full prepayment or default, the Pool Factor and the Pool Balance of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed to Certificateholders of such Trust. Each Trust will have a separate Pool Factor and Pool Balance.

     Unless otherwise described in the applicable Prospectus Supplement, the "Pool Balance" for each Trust indicates, as of any Regular Distribution Date or Special Distribution Date, the aggregate unpaid principal amount of the Equipment Notes or ETCs held in such Trust on such date plus any amounts in respect of principal on such Equipment Notes or ETCs held by the Pass Through Trustee and not yet distributed plus the amount of any moneys held in the related escrow account (other than earnings thereon). The Pool Balance for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes or ETCs held in such Trust and distribution thereof to be made on that date.

     Unless otherwise described in the applicable Prospectus Supplement, the "Pool Factor" for each Trust, as of any Regular Distribution Date or Special Distribution Date, is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance of such Trust, by (ii) the aggregate original principal amount of the Pass Through Certificates issued by such Trust. The Pool Factor for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes or ETCs held in such Trust and distribution thereof to be made on that date. (Section 1.1) The Pool Factor for each Trust will initially be 1.0000000; thereafter, the Pool Factor for each Trust will decline as described above to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder's pro rata share of the Pool Balance of a Trust can be determined by multiplying the original denomination of the Certificateholder's Pass Through Certificate of such Trust by the Pool Factor for such Trust as of the applicable Regular Distribution Date or Special Distribution Date. The Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of record of such Trust on each Regular Distribution Date and Special Distribution Date.

STATEMENTS TO CERTIFICATEHOLDERS

     On each Regular Distribution Date and Special Distribution Date, if any, the Pass Through Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders of record of the related Trust a statement, giving effect to such distribution to be made on such Regular Distribution Date or Special Distribution Date, if any, setting forth the following information (per $1,000 in aggregate principal amount of Pass Through Certificates for such Trust, as to (i) and (ii) below):

     (i) the amount of such distribution allocable to principal and the amount allocable to premium, if any;

     (ii)  the amount of such distribution allocable to interest; and

     (iii) the Pool Balance and the Pool Factor for such Trust. (Section 4.3)

     So long as the Pass Through Certificates of any Trust are registered in the name of Cede, as nominee for DTC, on the applicable record date prior to each Regular Distribution Date and Special Distribution Date, the Pass Through Trustee will request from DTC a securities position listing setting forth the names of all DTC Participants reflected on DTC's books as holding interests in the Pass Through Certificates of such Trust on such record date. On each Regular Distribution Date and Special Distribution Date, the Pass Through Trustee will mail to each such DTC Participant the statement described above, and will make available additional copies as requested by such DTC Participant, to be available for forwarding to Certificate Owners. (Section 3.9)

     In addition, after the end of each calendar year, the Pass Through Trustee will prepare for each Certificateholder of record of each Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above with respect to the Trust for such calendar year or, in the event such person was a Certificateholder of record during a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Pass Through Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its federal income tax returns (Section 4.3) Such report and such other items shall be prepared on the basis of information supplied to the Pass Through Trustee by the DTC Participants, and shall be delivered by the Pass Through Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above.

     At such time, if any, as the Pass Through Certificates of a Trust are issued in the form of Definitive Certificates, the Pass Through Trustee will prepare and deliver the information described above to each Certificateholder of record of such Trust as the name and period of record ownership of such Certificateholder appears on the records of the Registrar of the Pass Through Certificates.

VOTING OF EQUIPMENT NOTES AND ETCS

     The Pass Through Trustee, as holder of the Equipment Notes and ETCs held in each Trust, has the right to vote and give consents and waivers in respect of such Equipment Notes and ETCs under the applicable

Indenture or Equipment Trust Agreement. The Basic Agreement sets forth the circumstances in which the Pass Through Trustee shall direct any action or cast any vote as the holder of the Equipment Notes and ETCs held in the applicable Trust at its own discretion and the circumstances in which the Pass Through Trustee shall seek instructions from the Certificateholders of such Trust. Prior to an Event of Default with respect to any Trust, the principal amount of the Equipment Notes and ETCs held in such Trust directing any action or being voted for or against any proposal shall be in proportion to the principal amount of Pass Through Certificates held by the Certificateholders of such Trust taking the corresponding position. (Sections 6.1 and 10.1) Whenever the Agreements require or permit actions to be taken based upon instructions or directions of Certificateholders of such Pass Through Trust holding a specified percentage interest of a Pass Through Trust, DTC shall be deemed to represent such percentage interest only to the extent that it has received instructions to such effect from Certificate Owners and/or DTC Participants owning or representing, respectively, such required percentage interest and has delivered such instructions to the Pass Through Trustee.

EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

     The Basic Agreement defines an event of default with respect to a Trust (an "Event of Default") as the occurrence and continuance of an event of default under one or more of (i) the related Indentures (an "Indenture Event of Default") or (ii) the related Equipment Trust Agreements (an "Equipment Trust Event of Default"). The Indenture Events of Default or Equipment Trust Events of Default will be described in the applicable Prospectus Supplement and, in the case of Equipment Notes, will include events of default under the related Lease. Because the Equipment Notes issued under an Indenture may be held in more than one Trust, a continuing Indenture Event of Default under such Indenture would result in an Event of Default with respect to each such Trust. There will be, however, no cross-default provisions in the Indentures and events resulting in an Indenture Event of Default under any particular Indenture (or a default under any other indebtedness of the Company) will not necessarily result in an Indenture Event of Default occurring under any other Indenture. If an Indenture Event of Default occurs in fewer than all of the Indentures related to a Trust, the Equipment Notes issued pursuant to the related Indentures with respect to which an Indenture Event of Default has not occurred will continue to be held in such Trust and payments of principal and interest on such Equipment Notes will continue to be distributed to the holders of the Pass Through Certificates of such Trust as originally scheduled.

     In the case of Equipment Notes, the Owner Trustee and the Owner Participant under each Indenture will each have the right under certain circumstances to cure an Indenture Event of Default that results from the occurrence of a Lease Event of Default under the related Lease. If the Owner Trustee or the Owner Participant chooses to exercise such cure right, the Indenture Event of Default and consequently the Event of Default with respect to the related Trust or Trusts will be deemed to be cured.

     The ability of the holders of the Pass Through Certificates issued with respect to any one Trust to cause the Indenture Trustee with respect to any Equipment Notes or the Equipment Trust Trustee with respect to any ETCs held in such Trust to accelerate the payment on such Equipment Notes under the related Indenture or Equipment Trust Agreement or to direct the exercise of remedies by such Indenture Trustee under the related Indenture or Equipment Trust Trustee under the related Equipment Trust Agreement will depend, in part, upon the percentage of the aggregate principal amount of all Equipment Notes outstanding under such Indenture or ETCs outstanding under such Equipment Trust Agreement that are represented by the Equipment Notes outstanding under such Indenture or ETCs outstanding under such Equipment Trust Agreement and held in such Trust. Each Trust will hold Equipment Notes with different terms from those of the Equipment Notes held in the other Trusts and therefore the Certificateholders of a Trust may have divergent or conflicting interests from those of the Certificateholders of any other Trusts that hold Equipment Notes relating to the same Equipment Group. In addition, so long as the same institution acts as Pass Through Trustee of each Trust, in the absence of instructions from the Certificateholders of any such Trust, the Pass Through Trustee for such Trust could for the same reason be faced with a potential conflict of interest upon an Indenture Event of Default or Equipment Trust Event of Default. In such event, the Pass Through Trustee has indicated that it would resign as trustee of one or all such Trusts, and a successor trustee for one or all of such Trusts would be appointed in accordance with the terms of the Basic Agreement.

     The Basic Agreement provides that, as long as (i) an Indenture Event of Default under any Indenture relating to Equipment Notes held in a Trust or (ii) an Equipment Trust Event of Default under any Equipment Trust Agreement relating to ETCs held in such Trust shall have occurred and be continuing, the Pass Through Trustee of such Trust may vote all of the Equipment Notes issued under such Indenture or all of the ETCs issued under such Equipment Trust Agreement that are held in such Trust, and upon the direction of the holders of Pass Through Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, shall vote not less than a corresponding majority of such Equipment Notes or ETCs in favor of directing the related Indenture Trustee or Equipment Trust Trustee to declare the unpaid principal amount of all Equipment Notes issued under such Indenture or ETCs issued under such Equipment Trust Agreement and any accrued and unpaid interest thereon to be due and payable. The Basic Agreement also provides that, if (i) an Indenture Event of Default under any Indenture relating to Equipment Notes held in a Trust or (ii) an Equipment Trust Event of Default under any Equipment Trust Agreement relating to ETCs held in such Trust shall have occurred and be continuing, the Pass Through Trustee of such Trust may, and upon the direction of the holders of Pass Through Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust shall, subject to certain conditions, vote all of the Equipment Notes issued under such Indenture or all the ETCs issued under such Equipment Trust Agreement that are held in such Trust in favor of directing the related Indenture Trustee or Equipment Trust Trustee as to the time, method and place of conducting any proceeding for any remedy available to such Indenture Trustee or of exercising any trust or power conferred on such Indenture Trustee or Equipment Trust Trustee under such Indenture or Equipment Trust Agreement. (Sections 6.1 and 6.4)

     As an additional remedy, if an Indenture Event of Default or Equipment Trust Event of Default shall have occurred and be continuing, the Basic Agreement provides that the Pass Through Trustee of a Trust holding Equipment Notes issued under such Indenture or ETCs issued under such Equipment Trust Agreement may, and upon the direction of the holders of Pass Through Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust shall, sell all or part of such Equipment Notes or ETCs for cash to any person. (Sections 6.1 and 6.2) Any proceeds received by the Pass Through Trustee upon any such sale shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.1 and 4.2) The market for Equipment Notes or ETCs in default may be very limited and there can be no assurance that they could be sold for a reasonable price. Furthermore, so long as the same institution acts as Trustee of each Trust, it may be faced with a conflict in deciding from which Trust to sell Equipment Notes or ETCs to available buyers. If the Pass Through Trustee sells any such Equipment Notes with respect to which an Indenture Event of Default exists or ETCs with respect to which an Equipment Trust Event of Default exists for less than their outstanding principal amount thereof, the Certificateholders of such Trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against the Pass Through Trustee, the related Owner Trustee, the related Owner Participant, or, except as provided in the next sentence, the Company. Inasmuch as the Company will fully and unconditionally guarantee the payment of the principal of and interest on the ETCs, the Certificateholders will have a claim against the Company for any shortfall arising from the sale by the Pass Through Trustee of an ETC in default. (Sections 4.1 and 4.2) See "Description of the ETCs-Guarantee." Neither the Pass Through Trustee nor the Certificateholders of such Trust could take any action with respect to any remaining Equipment Notes or ETCs held in such Trust so long as no Indenture Event of Default or Equipment Trust Event of Default existed with respect thereto.

     Any amount distributed to the Pass Through Trustee of any Trust by (i) the Indenture Trustee under any Indenture on account of the Equipment Notes held in such Trust following an Indenture Event of Default under such Indenture or (ii) the Equipment Trust Trustee under any Equipment Trust Agreement on account of the ETCs held in such Trust following an Equipment Trust Event of Default shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. In addition, if, following an Indenture Event of Default under any Indenture, the related Owner Trustee exercises its option, if any, to prepay or purchase the outstanding Equipment Notes issued under such Indenture as described in the related Prospectus Supplement, the price paid by such Owner Trustee to the Pass Through Trustee of any Trust for the Equipment Notes issued under such Indenture and held in such Trust shall be deposited in the Special Payments Account for such Trust and shall be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Sections 4.1 and 4.2)

     Any funds held by the Pass Through Trustee in the Special Payments Account for a Trust representing either payments received with respect to (i) any Equipment Notes held in such Trust following an Indenture Event of Default or
(ii) any ETCs held in such Trust following an Equipment Trust Event of Default or proceeds from the sale by the Pass Through Trustee of any such Equipment Notes or ETCs, shall, to the extent practicable, be invested and reinvested by the Pass Through Trustee in Permitted Government Investments pending the distribution of such funds on a Special Distribution Date. (Sections 4.1 and 4.2)

     The Basic Agreement provides that the Pass Through Trustee of each Trust shall, within 30 days after the occurrence of a default (as defined below) in respect of such Trust, give to the Certificateholders of such Trust notice, transmitted by mail, of all uncured or unwaived defaults with respect to such Trust known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the Equipment Notes or ETCs held in such Trust, the Pass Through Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Certificateholders. The term "default," for the purpose of the provision described in this paragraph only, shall mean the occurrence of any Event of Default with respect to a Trust as specified above, except that in determining whether any such Event of Default has occurred any grace period or notice in connection therewith shall be disregarded. (Section 7.2)

     The Basic Agreement contains a provision entitling the Pass Through Trustee of each Trust, subject to the duty of the Pass Through Trustee during a default to act with the required standard of care, to obtain security from or be indemnified by the holders of the Pass Through Certificates of such Trust before proceeding to exercise any right or power under the Basic Agreement at the request of such Certificateholders. (Section 7.3)

     In certain cases, the holders of Pass Through Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of the holders of all Pass Through Certificates of such Trust waive any past default or Event of Default with respect to such Trust and thereby annul any direction given by the Pass Through Trustee on behalf of such holders to the related Indenture Trustee with respect thereto, except (i) a default in payment of the principal of, premium, if any, or interest on any of the Equipment Notes or ETCs held in such Trust, and (ii) a default in respect of any covenant or provision of the Basic Agreement or the related Trust Supplement that cannot be modified or amended without the consent of each Certificateholder of such Trust affected thereby. (Section 6.5) Each Indenture and Equipment Trust Agreement will provide that, with certain exceptions, the holders of a majority in aggregate unpaid principal amount of the Equipment Notes or ETCs issued thereunder may on behalf of all such holders waive any past default or Indenture Event of Default or Equipment Trust Event of Default under such Equipment Trust Agreement thereunder. In the event of a waiver with respect to a Trust as described above, the principal amount of the Equipment Notes issued under the related Indenture or ETCs issued under the related Equipment Trust Agreement held in such Trust shall be counted as waived in the determination of the majority in aggregate unpaid principal amount of Equipment Notes or ETCs required to waive a default or an Indenture Event of Default under such Indenture or Equipment Trust Event of Default under such Equipment Trust Agreement. Therefore, if the Certificateholders of a Trust waive a past default or Event of Default such that the principal amount of the Equipment Notes or ETCs held in such Trust constitutes the required majority in aggregate unpaid principal amount under the applicable Indenture or Equipment Trust Agreement, such past default, Indenture Event of Default under such Indenture or Equipment Trust Event of Default under such Equipment Trust Agreement shall be waived. For a discussion of waivers of Indenture Events of Default under the Indentures and Equipment Trust Events of Default under the Equipment Trust Agreements, see "Description of the Equipment Notes -- Indenture Events of Default and Remedies" and "Description of the ETCs -- Events of Default and Provisions Relating Thereto."

MODIFICATIONS OF THE BASIC AGREEMENT

     The Basic Agreement contains provisions permitting the Company and the Pass Through Trustee of each Trust to enter into supplemental trust agreements, without the consent of the holders of any of the Pass Through Certificates of such Trust, (i) to evidence the succession of another corporation to the Company and the assumption by such corporation of the Company's obligations under the Basic Agreement and the applicable Trust Supplement, (ii) to add to the covenants of the Company for the benefit of the holders of such Pass Through Certificates, (iii) to cure any ambiguity, to correct any manifest error or to correct or supplement any defective or inconsistent provision of such Basic Agreement, the applicable Trust Supplement or any supplemental trust agreement, or to make any other provisions with respect to matters or questions arising thereunder, provided such action shall not adversely affect the interest of the holders of such Pass Through Certificates, (iv) to evidence and provide for a successor Trustee for some or all of the Trusts, or (v) to make any other amendments or modifications which shall only apply to Pass Through Certificates of one or more series to be issued thereafter. (Section 9.1)

     The Basic Agreement also contains provisions permitting the Company and the Pass Through Trustee of each Trust, with the consent of the Certificateholders of such Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, to execute supplemental trust agreements adding any provisions to or changing or eliminating any of the provisions of the Basic Agreement, to the extent relating to such Trust, and the applicable Trust Supplement, or modifying the rights of such Certificateholders, except that no such supplemental trust agreement may, without the consent of the holder of each such Pass Through Certificate so affected, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Pass Through Trustee of payments on the Equipment Notes or ETCs held in such Trust, or distributions in respect of any Pass Through Certificate of such Trust, or make distributions payable in coin or currency other than that provided for in such Pass Through Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due, (b) permit the disposition of any Equipment Note or ETC held in such Trust, except as provided in the Basic Agreement or the applicable Trust Supplement, or (c) reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in the Basic Agreement or the applicable Trust Supplement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in the Basic Agreement or such Trust Supplement. (Section 9.2)

MODIFICATION AND CONSENTS AND WAIVERS UNDER THE INDENTURES, THE EQUIPMENT TRUST AGREEMENTS AND RELATED AGREEMENTS

     In the event that the Pass Through Trustee, as the holder of any Equipment Notes or ETCs held in a Trust, receives a request for its consent to any amendment, modification or waiver under the Indenture, Lease, if any, or other document relating to such Equipment Notes, or Equipment Trust Agreement relating to such ETCs, which requires the consent of the Certificateholders of such Trust, the Pass Through Trustee shall mail a notice of such proposed amendment, modification or waiver to each Certificateholder of such Trust as of the date of such notice. The Pass Through Trustee shall request instructions from the Certificateholders of such Trust as to whether or not to consent to such amendment, modification or waiver. The Pass Through Trustee shall vote or consent with respect to such Equipment Notes or ETCs in such Trust in the same proportion as the Pass Through Certificates of such Trust were actually voted by the holders thereof by a certain date. Notwithstanding the foregoing, if an Event of Default in respect of such Trust shall have occurred and be continuing, the Pass Through Trustee, subject to the voting instructions referred to under "-- Events of Default and Certain Rights Upon an Event of Default," may in its own discretion consent to such amendment, modification or waiver, and may so notify the Indenture Trustee or equipment trust trustee to which such consent relates. (Section 10.1)

TERMINATION OF THE TRUSTS

     The obligations of the Company and the Pass Through Trustee with respect to a Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the Basic Agreement and the applicable Trust Supplement and the disposition of all property held in such Trust. The Pass Through Trustee will mail to each Certificateholder of record of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder's Pass Through Certificates at the office or agency of the Pass Through Trustee specified in such notice of termination. (Section 11.1)

DELAYED PURCHASE

     In the event that, on the date of issuance of any Pass Through Certificates, all of the proceeds from the sale of such Pass Through Certificates are not used to purchase the Equipment Notes or ETCs contemplated to be held in the related Trust, such Equipment Notes or ETCs may be purchased by the Pass Through Trustee at any time on or prior to the date specified in the applicable Prospectus Supplement. In such event, the Pass Through Trustee will hold the proceeds from the sale of such Pass Through Certificates not used to purchase Equipment Notes or ETCs in an escrow account pending the purchase of the Equipment Notes or ETCs not so purchased. Such proceeds will be invested in Specified Investments at the direction and risk of, and for the account of, the Company. Earnings on Specified Investments in the escrow account for each Trust will be paid to the Company periodically, and the Company will be responsible for any losses realized on such Specified Investments. (Section 2.2)

     On the Regular Distribution Date occurring after the issuance of such Pass Through Certificates, the Company will pay to the Pass Through Trustee an amount equal to the interest that would have accrued on any Equipment Notes or ETCs which are purchased after the date of the issuance of such Pass Through Certificates from the date of the issuance of such Pass Through Certificates to, but excluding, the date of the purchase of such Equipment Notes or ETCs by the Pass Through Trustee. (Section 2.2)

     To the extent that Equipment Notes or ETCs are not purchased by the Pass Through Trustee on or prior to the date specified in the applicable Prospectus Supplement, the unexpended proceeds from the sale of such Pass Through Certificates, together with interest thereon at the rate applicable to such Pass Through Certificates, will be distributed to the holders of such Pass Through Certificates as a Special Payment.

THE PASS THROUGH TRUSTEE

     Unless otherwise specified in the applicable Prospectus Supplement, Harris Trust and Savings Bank ("Harris Bank") will be the Pass Through Trustee for each of the Trusts. The Pass Through Trustee and any of its affiliates may hold Pass Through Certificates in their own names. (Section 7.5) With certain exceptions, the Pass Through Trustee makes no representations as to the validity or sufficiency of the Basic Agreement, the Trust Supplements, the Pass Through Certificates, the Equipment Notes, the Indentures, the Leases, the ETCs, the Equipment Trust Agreements or other related documents. (Section 7.4) Unless otherwise specified in a Prospectus Supplement, Harris Bank will also be the Indenture Trustee under the Indentures pursuant to which the Equipment Notes are issued and the equipment trust trustee under the Equipment Trust Agreements pursuant to which the ETCs are issued.

     Under certain circumstances, the Pass Through Trustee could be faced with a potential conflict of interest as a result of its acting as trustee of one or more Trusts, as Indenture Trustee with respect to the Equipment Notes and as Equipment Trust Trustee with respect to the ETCs. In such event, the Pass Through Trustee either would be required pursuant to the provisions of the Trust Indenture Act of 1939 to resign as trustee of one or all of the Trusts or has indicated that it would voluntarily so resign as trustee. See "-- Events of Default and Certain Rights Upon an Event of Default."

     Harris Bank serves as trustee under an Equipment Trust Agreement, dated as of November 15, 1990, between the Company and Harris Bank and under an Indenture, dated as of January 16, 1997, between the Company and Harris Bank. In addition, Harris Bank provides customary banking services to the Company and certain of its affiliates.

     The Pass Through Trustee may resign with respect to any or all of the Trusts at any time, in which event the Company will be obligated to appoint a successor trustee. If the Pass Through Trustee ceases to be eligible to continue as Trustee with respect to a Trust or becomes incapable of acting as Trustee or becomes insolvent, the Company may remove such Trustee. In addition, any holder of Pass Through Certificates of such Trust for at least six months may in such circumstances, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor trustee. Any resignation or removal of the Pass Through Trustee with respect to a Trust and appointment of the successor trustee for such Trust does not become effective until acceptance of the appointment by the successor trustee. (Section 7.9) Pursuant to such resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee with respect to each Trust. All references in this Prospectus to the Pass Through Trustee are to the trustee acting in such capacity under each of the Trusts and should be read to take into account the possibility that each of the Trusts could have a different successor trustee in the event of such a resignation or removal.

     The Basic Agreement provides that the Company will pay the Pass Through Trustee's fees and expenses and will indemnify the Pass Through Trustee in accordance with the Participation Agreement with respect to certain taxes. To the extent not indemnified by the Company with respect to such taxes, the Pass Through Trustee may be entitled to be reimbursed by the applicable Trust. (Section 7.7)

                       DESCRIPTION OF THE EQUIPMENT NOTES

     The statements under this caption are summaries and do not purport to be complete. Except as otherwise indicated below or as described in the applicable Prospectus Supplement, the following summaries will apply to the Equipment Notes, the Indenture, the Lease and the Participation Agreement relating to each Equipment Group. Additional provisions with respect to the Equipment Notes, the Indenture, the Lease and the Participation Agreement relating to any particular Equipment Group will be described in the applicable Prospectus Supplement.

GENERAL

     Each Equipment Note issued under the same Indenture will relate to a single Equipment Group. The Equipment Notes with respect to each Equipment Group will be issued under a separate Indenture between the related Indenture Trustee and the Owner Trustee of a trust for the benefit of the Owner Participant which is the beneficial owner of such Equipment Group.

     The Equipment Notes will be nonrecourse obligations of the related Owner Trustee. Except in certain circumstances involving the Company's purchase of Equipment Units and the assumption of the Equipment Notes related thereto, the Equipment Notes will not be direct obligations of, or guaranteed by, the Company; however, the Company will be obligated to make or cause to be made rental and other payments to the related Owner Trustee under the Lease of the related Equipment Group in amounts that will be at least sufficient to pay when due all payments required to be made on the Equipment Notes issued with respect to such Equipment Group. The Company's rental obligations under each Lease will be general obligations of the Company.

PRINCIPAL AND INTEREST PAYMENTS

     Interest paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth in the applicable Prospectus Supplement until the final distribution date for such Trust. Principal paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth in the applicable Prospectus Supplement until the final distribution date for such Trust.

     If any date scheduled for any payment of principal of, premium, if any, or interest on the Equipment Notes is not a Business Day, such payment may be made on the next succeeding Business Day without any additional interest.

PREPAYMENTS

     The applicable Prospectus Supplement will describe the circumstances, whether voluntary or involuntary, under which the related Equipment Notes may be prepaid or purchased, the premium, if any, related to certain prepayments or purchases and other terms applying to prepayments or purchases of such Equipment Notes.

SECURITY

     The Equipment Notes issued with respect to an Equipment Group will be secured by (i) an assignment by the related Owner Trustee to the related indenture Trustee of such Owner Trustee's rights (except for certain limited rights described in the Prospectus Supplement) under the Lease with respect to such Equipment Group, including the right to receive payments of rent thereunder and (ii) a perfected security interest to such Indenture Trustee in such Equipment Group, subject to the rights of the Company under such Lease. Unless and until an Indenture Event of Default with respect to an Equipment Group has occurred and is continuing, the Indenture Trustee may not exercise the rights of the Owner Trustee under the related Lease, except the right to receive payments of rent due thereunder.

     The Equipment Notes issued under different Indentures will not be cross-collateralized and consequently the Equipment Notes issued in respect of any one Equipment Group will not be secured by any other Equipment Group or the Lease related to any other Equipment Group.

     The Company will be required to file each Indenture, any indenture supplement, each Lease and any lease supplement with respect to each Equipment Group with the Surface Transportation Board and will be further required to deposit such documents with the Registrar General of Canada under the Railway Act of Canada and to publish notice of such deposit in accordance with such Act. The filing with the Surface Transportation Board will give the Indenture Trustee a perfected security interest in (i) each Equipment Unit in such Equipment Group whenever it is located in the United States and (ii) the Lease. Such deposit and publication in Canada will be done in order to protect the lien of the Indenture Trustee in and to the Lease and the Equipment Units subject to the Indenture in Canada or any province or territory thereof, to the extent provided for in the Railway Act of Canada.

     Each Equipment Unit may be operated by the Company or, subject to certain limitations, under sublease or interchange arrangements in the United States, Canada or Mexico. The extent to which the Indenture Trustee's security interest would be recognized in an Equipment Unit located in countries other than the United States is uncertain.

     Funds, if any, held from time to time by the Indenture Trustee with respect to any Equipment Units, including funds held as the result of the loss or destruction of such Equipment Units or termination of the Lease, if any, relating thereto, will be invested and reinvested by such Indenture Trustee, at the direction of the Company (except in the case of a Lease Event of Default under the applicable Lease, if any), in Specified Investments. The Company will pay the amount of any loss resulting from any such investment directed by it.

     The Company will be obligated, at its cost and expense, to maintain, repair and keep each Equipment Unit in accordance with prudent industry maintenance practices and in compliance in all material respects with all laws and regulations.

LIMITATION OF LIABILITY

     Except in certain circumstances involving the Company's purchase of Equipment Units and the assumption of the Equipment Notes related thereto, the Equipment Notes will not be direct obligations of, or guaranteed by, the Company or the Owner Trustees. None of the Owner Trustees, the Owner Participants or the Indenture Trustees, or any affiliates thereof, will be personally liable to any holder of an Equipment Note or, in the case of the Owner Trustees and the Owner Participants, to the Indenture Trustees for any amounts payable under the Equipment Notes or, except as provided in each Indenture, for any liability under such Indenture. Except in the circumstances described above, all payments of principal of, premium, if any, and interest on Equipment Notes issued with respect to any Equipment Group (other than payments made in connection with an optional prepayment or purchase by the related Owner Trustee) will be made only from the assets subject to the lien of the Indenture with respect to such Equipment Group or the income and proceeds received by the related Indenture Trustee therefrom (including rent payable by the Company under the Lease with respect to such Equipment Group).

     Except as otherwise provided in the Indentures, each Owner Trustee in its individual capacity shall not be answerable or accountable under the Indentures or under the Equipment Notes under any circumstances except for its own wilful misconduct or gross negligence. None of the Owner Participants will have any duty or responsibility under any of the Indentures or the Equipment Notes to the Indenture Trustees or to any holder of any Equipment Note.

INDENTURE EVENTS OF DEFAULT AND REMEDIES

     The applicable Prospectus Supplement will describe the Indenture Events of Default under the related Indenture, the remedies that the Indenture Trustee may exercise with respect to the related Equipment Group, either at its own initiative or upon instruction from holders of the related Equipment Notes, and other provisions relating to the occurrence of an Indenture Event of Default and the exercise of remedies. There will be no cross-default provisions in the Indentures and events resulting in an Indenture Event of Default under any particular Indenture (or a default under any other indebtedness of the Company) will not necessarily result in an Indenture Event of Default under any other Indenture.

     In the event of the bankruptcy of an Owner Participant, it is possible that, notwithstanding that the related Equipment Group is owned by an Owner Trustee in trust, such Equipment Group and its Lease and the Equipment Notes related thereto might become part of the bankruptcy proceeding. In such event, payments on such Equipment Notes might be interrupted and the ability of the Indenture Trustee to exercise its remedies under the applicable Indenture might be restricted, although the Indenture Trustee would retain its status as a secured creditor in respect of such Lease and the related Equipment Group. In addition, in the event of an Owner Participant bankruptcy, the estate might seek court approval to reject the related Lease as an executory contract. Such a Lease rejection, if successful, would leave the Indenture Trustee as a secured creditor in respect of the related Equipment Group with a claim for damages against the estate.

THE LEASES

     The following provisions will be applicable unless otherwise disclosed in the Prospectus Supplement.

     TERM AND RENTALS. Each Equipment Group will be leased separately by the related Owner Trustee to the Company for a term commencing on the delivery date thereof to such Owner Trustee and expiring on a date not earlier than the latest maturity date of the Equipment Notes issued with respect to such Equipment Group unless previously terminated as permitted by the related Lease. The basic rental payments by the Company under each Lease will be payable on the dates specified in the applicable Prospectus Supplement, and will be assigned by the Owner Trustee under the related Indenture to provide the funds necessary to make payments of principal and interest due from such Owner Trustee on the Equipment Notes issued under such Indenture. Although in certain cases the basic rental payments under the Leases may be adjusted, under no circumstances will rental payments be less than the scheduled payments of principal and interest on the Equipment Notes issued under the Indenture relating to such Lease. The balance of any basic rental payments under each Lease, after payment of the scheduled principal and interest on the Equipment Notes issued under the Indenture relating to such Lease, will be paid over to the related Owner Trustee. The Company's obligation to pay rent and to cause other payments to be made under each Lease will be a general obligation of the Company.

     NET LEASE. The Company's obligations in respect of each Equipment Group leased to the Company by an Owner Trustee will be those of a lessee under a "net lease." Accordingly, the Company will be obligated, at its cost and expense, to maintain, repair and keep each Equipment Unit in any such Equipment Group in accordance with prudent industry maintenance practices and in compliance in all material respects with all laws and regulations and consistent with maintenance practices used by the Company in respect of equipment owned or leased by the Company similar in type to such Equipment Unit. Subject to certain exceptions, the

Company will, at its expense, make all alterations, replacements or modifications required to be made by the Association of American Railroads, the United States Department of Transportation, or any other United States, state or local governmental agency. The Company reserves the right to contest the validity or applicability of any required alterations, replacements or modifications. The Company shall have the right to make alterations, modifications and improvements with respect to each Equipment Unit in any such Equipment Group, provided that no such alteration, modification or improvement shall materially diminish the fair market value, utility or remaining economic useful life of such Unit.

     INSURANCE. Unless waived or otherwise excused by the terms of any Lease, the Company will be required, at its own expense, to cause to be carried and maintained insurance in respect of the Equipment in amounts and against such risks and with deductibles and terms and conditions not less than the insurance, if any, maintained by the Company in respect of similar equipment owned or leased by the Company, but in no event shall such coverage be for amounts or against risks less than the prudent industry standard for companies engaged in full service leasing of tank and hopper cars. The Company does not maintain casualty insurance with respect to the Equipment.

     LEASE EVENTS OF DEFAULT; REMEDIES. The applicable Prospectus Supplement will describe the Lease Events of Default under the related Lease, the remedies that the Owner Trustee, or Indenture Trustee as assignee of the Owner Trustee, may exercise with respect to an Equipment Group, and other provisions relating to the occurrence of a Lease Event of Default and the exercise of remedies.

     Lease Events of Default under each Lease will include, among other things,
(a) failure by the Company to make rental payments under the Lease, (b) failure to maintain insurance as required by the Lease, (c) use of the Equipment Group in contravention of the Lease, (d) breach of any representation or warranty made by the Company in the Lease or in the related Participation Agreement and (e) the occurrence of certain events of bankruptcy, reorganization or insolvency of the Company. Upon the occurrence of a Lease Event of Default under any Lease, the related Indenture Trustee, as assignee of the related Owner Trustee's rights under such Lease, will be entitled to repossess the Equipment Units and use or sell such Equipment Units free and clear of the Company's rights therein.

     If the Company were to become a debtor in a bankruptcy or reorganization case under the Bankruptcy Code, the Company or its bankruptcy trustee could reject any or all Leases to which it is a party. In such event, there could be no assurance that the amount of any claim for damages under such Leases that would be allowed in such bankruptcy case would be in an amount sufficient to provide for the repayment of the related Equipment Notes. In any case, rejection of a Lease by the Company or its bankruptcy trustee would not deprive the related indenture Trustee of its security interest in the related Equipment Group.

     The Company is not a railroad, and the protections against the automatic stay in bankruptcy under Section 1168 of the Bankruptcy Code which are granted to lessors, conditional vendors and purchase money financiers of rolling stock to a common carrier by railroad will not be available to an Indenture Trustee upon the occurrence of a Lease Event of Default.

THE PARTICIPATION AGREEMENTS

     The Company will be required to indemnify the Pass Through Trustee, each Indenture Trustee, each Owner Participant and each Owner Trustee for certain losses and claims and for certain other matters. Each Owner Participant will be required to discharge certain liens or claims on or against the assets subject to the lien of the related Indenture that arise out of any act of or failure to act by or claim against such Owner Participant. Subject to certain restrictions, each Owner Participant may transfer its interest in the related Equipment Group.

                            DESCRIPTION OF THE ETCS

     The statements under this caption are summaries only of the ETCs and the Equipment Trust Agreements under which they will be issued and do not purport to be complete. This summary makes use of terms to be defined in the Equipment Trust Agreements, the form of which has been filed as an exhibit to the Registration

Statement of which this Prospectus is a part. Additional provisions relating to any particular ETCs will be described in the applicable Prospectus Supplement.

GENERAL

     The ETCs will be limited to the aggregate principal amount set forth in the applicable Equipment Trust Agreement. The ETCs will be issued against the deposit with the Equipment Trust Trustee by the Pass Through Trustee of like amounts of Deposited Cash. Each ETC will represent an interest equal to its principal amount in the trust created under the applicable Equipment Trust Agreement.

PRINCIPAL AND INTEREST PAYMENTS

     Interest paid on the ETCs held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth in the applicable Prospectus Supplement until the final distribution date for such Trust. Principal paid on the ETCs held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth in the applicable Prospectus Supplement until the final distribution date for such Trust.

     If any date scheduled for any payment of principal of, premium, if any, or interest on the ETCs is not a Business Day, such payment may be made on the next succeeding Business Day without any additional interest.

GUARANTEE

     The Company will fully and unconditionally guarantee the payment as and when due of the principal of and interest on each ETC.

PREPAYMENT

     The applicable Prospectus Supplement will describe the circumstances, whether voluntary or involuntary, under which the related ETCs may be prepaid or purchased, the premium (if any) related to certain prepayments or purchases and other terms applying to prepayments or purchases of such ETCs.

SECURITY

     Except as otherwise set forth in the applicable Prospectus Supplement, the applicable Equipment Trust Agreement will provide for the sale by the Company to the Equipment Trust Trustee, as trustee for the holders of ETCs, of railway tank cars and other rail cars (the "Trust Equipment") of the types used in the Company's business having an estimated cost of not less than 125% of the principal amount of the related ETC. For the purpose of determining the cost of any unit of Equipment built by the Company, so-called "car builder's cost" (which includes direct cost of labor, material and overhead and, in certain circumstances, a nominal manufacturing profit) will be used; otherwise the actual cost to the Company will be used.

     When and as any of the Trust Equipment shall be delivered to the Equipment Trust Trustee, the Equipment Trust Trustee will pay to the Company, as the purchase price for such Trust Equipment, out of Deposited Cash an amount which will not exceed 80% of the aggregate cost (without deduction for depreciation) of such Trust Equipment (or such other percentage as may be set forth in the applicable Prospectus Supplement). The balance of the cost will be paid by the Equipment Trust Trustee from advance rentals required by the applicable Equipment Trust Agreement to be paid to the Equipment Trust Trustee by the Company. The advance rental shall equal the amount by which the aggregate cost of the Trust Equipment exceeds the net proceeds of the sale of the ETCs. Until so paid out, Deposited Cash and other funds held by the Equipment Trust Trustee pending delivery to it of Trust Equipment may be invested, at the risk of the Company in direct obligations of the United States, in certain obligations guaranteed by the United States, in certificates of deposit or time deposits or in prime commercial paper.

     Each Equipment Trust Agreement will contain provisions requiring the Company to cause such agreements and each supplement thereto, promptly after the execution and delivery thereof, to be recorded with the Surface Transportation Board and the Registrar General of Canada. In addition, the Company will be required to take similar actions in all other jurisdictions required by law or reasonably requested by the Equipment Trust Trustee for the purposes of proper protection of the Equipment Trust Trustee's title to the Trust Equipment subject thereto and the rights of the holders of the ETCs; provided, however, that the Company will not be required to so record in any jurisdiction if (1) in the opinion of the Company such recording would be unduly burdensome, and (2) after giving effect to such failure to record, the Company has taken all action required by law to protect the title of the Equipment Trust Trustee to Trust Equipment having a value (defined as the greater of (a) the actual value of such Trust Equipment and (b) the cost thereof less 1/20th of such cost for each year the Trust Equipment has been in use) of not less than 90% of the value of all such Trust Equipment.

     Each Equipment Trust Agreement will provide for the lease to the Company of all the Trust Equipment subject to such agreement for a period specified in the applicable Prospectus Supplement. The rent and other amounts payable by the Company will be sufficient to enable the Equipment Trust Trustee to pay when due the principal of and interest on the applicable ETC, as well as all the expenses of the trust created under the Equipment Trust Agreement and certain other charges. At the termination of the lease and after all payments due or to become due from the Company under the Equipment Trust Agreement shall have been fully made, such payments shall be applied and treated as purchase money as the full purchase price of the Trust Equipment, and title to all Trust Equipment held in the trust shall vest in the Company.

     Each Equipment Trust Agreement will permit the possession and use of the Trust Equipment in the Company's business, including the sublease thereof to others subject to the terms and conditions of such Equipment Trust Agreement.

     The Trust Equipment subject to any Equipment Trust Agreement will not secure the payment of an ETC issued under any other Equipment Trust Agreement.

MAINTENANCE, RELEASE AND SUBSTITUTION OF TRUST EQUIPMENT

     The Company will be required to maintain and keep the relevant Trust Equipment in good order and proper repair unless and until it becomes worn out, unsuitable for use, lost or destroyed (a "Casualty Occurrence"). Each Equipment Trust Agreement will provide that, whenever Trust Equipment having a value specified therein shall have suffered a Casualty Occurrence, the Company shall either deposit with the Equipment Trust Trustee an amount in cash equal to the value of such Trust Equipment or convey to the Equipment Trust Trustee additional Equipment having a value not less than the value of the Trust Equipment suffering the Casualty Occurrence.

     Each Equipment Trust Agreement will provide that if the aggregate cost of the Trust Equipment initially delivered to the Equipment Trust Trustee by the Company shall exceed 125% of the aggregate principal amount of the ETC (or such other percentage as may be specified in the applicable Prospectus Supplement), the Equipment Trust Trustee, upon request of the Company shall release Trust Equipment from the relevant trust having an aggregate cost of not more than the amount of such excess.

     Each Equipment Trust Agreement will provide for the release by the Equipment Trust Trustee of any Trust Equipment upon request of the Company, and
(a) the conveyance to the Equipment Trust Trustee of other Equipment (irrespective of when first put into use) of value not less than the value of the Trust Equipment to be released or (b) the payment to the Equipment Trust Trustee of cash in an amount not less than the value of the Trust Equipment to be released. Any cash so deposited (and any cash deposited as provided in the second preceding paragraph) will be paid over by the Equipment Trust Trustee to the Company against the conveyance to the Equipment Trust Trustee of additional Equipment having a value not less than the amount of cash to be paid over.

INFORMATION CONCERNING THE EQUIPMENT TRUST TRUSTEE

     Harris Bank will be the Equipment Trust Trustee under each Equipment Trust Agreement. Harris Bank will also be the Pass Through Trustee and the Indenture Trustee. See "Description of the Pass Through Certificates -- Information Concerning the Pass Through Trustee."

EQUIPMENT TRUST EVENTS OF DEFAULT AND PROVISIONS RELATING THERETO

     Equipment Trust Events of Default will be defined in each Equipment Trust Agreement as being: default for more than 10 Business Days in the payment of any rental payable under an Equipment Trust Agreement; any unauthorized assignment or transfer of the Company's rights under the Equipment Trust Agreement, continuing as provided therein; any unauthorized transfer, sublease or parting with the possession of any Trust Equipment, continuing as provided therein; any failure or refusal to perform any other covenant in such Equipment Trust Agreement for the shorter of (i) 60 days after the Equipment Trust Trustee shall have demanded in writing such performance and (ii) 30 days after the Company has knowledge of any such failure; certain events of bankruptcy; or the termination of the lease provided for in an Equipment Trust Agreement by operation of law or by the Equipment Trust Trustee in the event of any unauthorized assignment or transfer of the Company's rights under such Equipment Trust Agreement or any unauthorized transfer or sublease of any of the Trust Equipment. (Section 5.01) The appointment of a receiver or trustee in bankruptcy or reorganization for the Company or for its property will be deemed to be an unauthorized assignment if, prior to the exercise of the remedies of the Equipment Trust Trustee under an Equipment Trust Agreement, such receiver or trustee shall not be discharged or duly assume the Company's obligations under such agreement. (Section 4.09) Each Equipment Trust Agreement will provide that the Equipment Trust Trustee shall, promptly after the occurrence of any Equipment Trust Event of Default thereunder known to it, give to the holders of the related ETC notice of the occurrence thereof. However, unless such default is the failure to make payments in respect of the principal of or interest on an ETC, the Equipment Trust Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of the defaulted ETC. (Section 5.07)

     In the event of the bankruptcy or reorganization of the Company, the right of the Equipment Trust Trustee to repossess or dispose of Trust Equipment subject to an Equipment Trust Agreement would be subject to the provisions of the Bankruptcy Code of 1978, as amended, applicable to industrial companies generally, and not those provisions applicable to railroads, particularly
Section 1168 thereof.

     Upon the happening of an Equipment Trust Event of Default, the Equipment Trust Trustee or the holders of not less than a majority in aggregate principal amount of the relevant ETC may declare the principal thereof and all accrued interest thereon to be due and payable. (Section 5.04) Subject to certain conditions, however, any such declaration may be rescinded by the holders of 66 2/3% in principal amount of such ETC upon payment of all sums then due otherwise than by acceleration. Prior to such declaration, the holders of a majority in principal amount of the outstanding ETC may waive any past Equipment Trust Event of Default, except an Equipment Trust Event of Default in the payment of rentals due in respect of the principal of or interest on such ETC. (Section 5.04)

     The right of any holder of an ETC to institute action for any remedy under an Equipment Trust Agreement (except such holder's right to enforce payment of the principal of and interest on an ETC when due if such enforcement will not impair the Equipment Trust Trustee's title to the Trust Equipment) will be subject to certain conditions precedent, including a written request by the holders of not less than a majority in principal amount of such ETC to the Equipment Trust Trustee to take action, and an offer to the Equipment Trust Trustee of reasonable indemnification against liabilities incurred by it in so doing. (Section 5.09)

     Each Equipment Trust Agreement will require the annual filing by the Company with the Equipment Trust Trustee of a certificate as to the absence of default and as to compliance with the terms of the relevant equipment trust agreement. (Section 4.08)

                              ERISA CONSIDERATIONS

     Unless otherwise indicated in the applicable Prospectus Supplement, Pass Through Certificates may be purchased by or with assets of an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). A fiduciary of a Plan must determine that the purchase of a Pass Through Certificate is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code (as hereinafter defined). Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility provisions of ERISA. Any Plan that purchases a Pass Through Certificate must be an "accredited investor" as defined in Rule 501(a)(1) of Regulation D promulgated under the Securities Act.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The statements of law and legal conclusions contained in the following discussion set forth the opinion of Neal, Gerber & Eisenberg, counsel to the Company, with respect to the anticipated material federal income tax consequences of the purchase, ownership and disposition of Pass Through Certificates. This summary is based on laws, regulations, rulings and court decisions now in effect, all of which are subject to change by legislative, administrative or judicial action, which change may be retroactive. The discussion below does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, banks, tax exempt organizations, insurance companies or foreign investors) may be subject to special rules. Investors should consult their own tax advisors in determining the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of Pass Through Certificates, including the advisability of making any election discussed below. Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service (the "IRS") with respect to any of the federal income tax consequences discussed below and no assurance can be given that the IRS will not take contrary positions. The Pass Through Trusts are not indemnified for any federal income taxes that may be imposed upon them, the imposition of which could significantly reduce the amounts available for distribution to the Certificate Owners. For purposes of this "Material Federal Income Tax Consequences" section, the terms "Pass Through Certificate" and "Certificate" also refer to an indirect interest in a Pass Through Certificate held by a Certificate Owner.

GENERAL

     In the opinion of Neal, Gerber & Eisenberg, based upon an interpretation of analogous authorities under currently applicable law, the Trusts will not be classified as associations taxable as a corporation, but rather each will be classified as a grantor trust for purposes of Sections 671 through 679 of the Internal Revenue Code of 1986, as amended (the "Code"), and each Certificate Owner of a Trust will be treated as the owner of a pro rata undivided interest in each of the Equipment Notes, ETCs, if any, or any other property held in such Trust.

     Each Certificate Owner of a Trust will be required to report on its federal income tax return its pro rata share of the entire income from the Equipment Notes, ETCs, if any, or any other property in such Trust, in accordance with such Certificate Owner's method of accounting. A Certificate Owner using the cash method of accounting should take into account its pro rata share of income as and when received by the Pass Through Trustee. A Certificate Owner using the accrual method of accounting should take into account its pro rata share of income as it accrues or is received by the Pass Through Trustee, whichever is earlier.

     A purchaser of a Pass Through Certificate should be treated as purchasing an interest in each Equipment Note, ETC, if any, and any other property in a Trust at a price determined by allocating the purchase price paid for the Pass Through Certificate among such Equipment Notes, ETCs and other property in proportion to their fair market values at the time of purchase of the Pass Through Certificate. When a Trust has acquired all the Equipment Notes, ETCs, if any, and any other property to be held by such Trust, the purchase price paid for a Pass Through Certificate by an original purchaser of such certificate will be allocated among such

Equipment Notes, ETCs and any other property in such Trust in proportion to their respective purchase prices.

SALES OF PASS THROUGH CERTIFICATES

     A Certificate Owner that sells or exchanges a Pass Through Certificate will recognize gain or loss (in the aggregate) equal to the difference between its adjusted tax basis in the Pass Through Certificate and the amount realized (except to the extent attributable to accrued interest, which would be taxable as interest income). Subject to the market discount provisions of the Code (described below), if the Certificate Owner held such Pass Through Certificate as a capital asset, any such gain or loss should be capital gain or loss, which will be mid-term capital gain or loss if the Pass Through Certificate was held for more than one year but not more than 18 months or long-term capital gain if held for more than 18 months (but only to the extent the Trust also held the underlying Equipment Notes, ETCs, if any, or other property for the applicable period). Any mid-term or long-term capital gains realized on a sale or exchange of Pass Through Certificates will be taxable under current law to corporate taxpayers at the rates applicable to ordinary income, and to individual taxpayers at their applicable marginal rate for mid-term or long-term capital gains, as the case may be. Any capital losses realized generally will be deductible by a corporate taxpayer only to the extent of capital gains and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

ORIGINAL ISSUE DISCOUNT

     It is anticipated that neither the Equipment Notes nor the ETCs will be issued with original issue discount.

MARKET DISCOUNT

     A subsequent purchaser of a Pass Through Certificate will be considered to have acquired an interest in an Equipment Note or ETC, if any, held in a Trust at a "market discount" to the extent the remaining aggregate principal amount of such Equipment Note or ETC exceeds the Certificate Owner's tax basis allocable to such Equipment Note or ETC, provided such excess exceeds a prescribed de minimis amount. If such excess exceeds the de minimis amount, the Certificate Owner will be subject to the market discount rules of Section 1276 of the Code with regard to its interest in such Equipment Note or ETC.

     In the case of a sale or other disposition of indebtedness subject to the market discount rules, Section 1276 of the Code requires that gain, if any, from such sale or other disposition be treated as ordinary income to the extent such gain represents market discount that has accrued during the period in which the indebtedness was held.

     In the case of a partial principal payment on indebtedness subject to the market discount rules, Section 1276 of the Code requires that such payment be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued during the period such indebtedness was held. The amount of any accrued market discount later required to be included in income upon a disposition, or subsequent partial principal payment, will be reduced by the amount of accrued market discount previously included in income.

     Market discount generally accrues under either a straight line method or, at the election of the taxpayer, a constant interest rate method. However, in the case of installment obligations (which may include certain of the Equipment Notes and ETCs), determination of the manner in which market discount is to be accrued has been left to Treasury regulations not yet issued. Until such Treasury regulations are issued, the Conference Committee Report to the Tax Reform Act of 1986 (the "Conference Report") indicates that holders of installment obligations with market discount may elect to accrue market discount either (i) on the basis of a constant interest rate or (ii) by treating as accrued market discount an amount equal to total remaining market discount times a fraction, the numerator of which is the amount of stated interest paid in the accrual period and the denominator of which is the total amount of stated interest remaining to be paid on the installment obligation as of the beginning of such period.

     Under Section 1277 of the Code, if in any taxable year interest paid or accrued on indebtedness incurred or continued to purchase or carry indebtedness subject to the market discount rules exceeds the interest currently includible in income with respect to such indebtedness, deduction of the excess interest must be deferred to the extent of the market discount allocable to the taxable year. The deferred portion of any interest expense will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.

     A taxpayer may elect to include market discount in gross income currently. If such election is made, the rules of Sections 1276 and 1277 (described above) will not apply to the taxpayer.

PREMIUM

     A Certificate Owner will generally be considered to have acquired an interest in an Equipment Note or ETC, if any, held in a Trust at a premium to the extent the purchaser's tax basis allocable to such interest exceeds the remaining aggregate principal amount of the Equipment Note or ETC allocable to such interest. In that event, a Certificate Owner who holds a Pass Through Certificate as a capital asset may elect to amortize that premium as an offset to interest income under Section 171 of the Code, with corresponding reductions in the Certificate Owner's tax basis in its interest in the Equipment Note or ETC. Generally, such amortization is on a constant yield basis. However, in the case of installment obligations, the Conference Report indicates a Congressional intent that amortization will be in accordance with the same rules that will apply to the accrual of market discount on installment obligations (see the discussion above).

     In the case of obligations that may be called at a premium prior to maturity, amortizable bond premium may be determined by reference to an early call date. Due to the complexities of the amortizable premium rules, particularly where there is more than one possible call date and the amount of any premium is uncertain, Certificate Owners are urged to consult their own tax advisors as to the amount of any amortizable premium.

BACKUP WITHHOLDING

     Payments made on the Pass Through Certificates and proceeds from the sale of the Pass Through Certificates to or through certain brokers may be subject to a "backup" withholding tax of 31% unless the Certificate Owner complies with certain reporting procedures or is an exempt recipient under Section 6049(b)(4) of the Code. Any such withheld amounts will be allowed as a credit against the Certificate Owner's federal income tax.

                             CERTAIN ILLINOIS TAXES

     The Pass Through Trustee is an Illinois banking corporation with its principal corporate trust office in Chicago, Illinois. Neal, Gerber & Eisenberg, counsel to the Company, has advised the Company that, in its opinion, under currently applicable law, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Illinois or any political subdivision thereof and (ii) Certificate Owners who are not residents of or otherwise subject to tax in Illinois will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Illinois or any political subdivision thereof solely as a result of purchasing, holding (including receiving payments with respect to) or disposing of a Pass Through Certificate, except to the extent (a) the Indenture Trustee forecloses on the Equipment Units and any such Units are located in Illinois, (b) the Equipment Trust Trustee forecloses on the Trust Equipment and any of the Trust Equipment is located in Illinois or (c) the Indenture Trust, the trust created under an Equipment Trust Agreement, or the Pass Through Trust, as applicable, engages in business in Illinois as a result of such foreclosure. Neither the Trusts nor the Certificate Owners will be indemnified for any state or local taxes imposed on them, the imposition of which on a Trust could reduce the amounts available for distribution to the Certificate Owners of such Trust. In general, should a Certificate Owner or a Trust be subject to any state or local tax which would not be imposed if the Pass Through Trustee were located in a different jurisdiction in the United States, the Pass Through Trustee will resign and a new Pass Through Trustee in such other jurisdiction will be appointed.

                              PLAN OF DISTRIBUTION

     The Company may sell the Pass Through Certificates being offered hereby:
(i) through agents, (ii) to or through underwriters, (iii) through dealers or
(iv) through a combination of any such methods of sale.

     The distribution of the Pass Through Certificates may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, or (ii) at market prices prevailing at the time of sale, or
(iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

     Offers to purchase the Pass Through Certificates may be solicited by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Pass Through Certificates in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction, including commissions, discounts and other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Pass Through Certificates in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Pass Through Certificates in respect of which this Prospectus is delivered, the Company or the Pass Through Trustee, as the case may be, will sell such Pass Through Certificates to the dealer, as principal. The dealer may then resell such Pass Through Certificates to the public at varying prices to be determined by such dealer at the time of resale.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the Prospectus Supplement to this Prospectus, the validity of the Pass Through Certificates will be passed upon for the Company by Neal, Gerber & Eisenberg, Chicago, Illinois, and for any underwriters or agents, by Mayer, Brown & Platt, New York, New York. Both Neal, Gerber & Eisenberg and Mayer, Brown & Platt will rely on the opinion of the Law Department of Harris Trust and Savings Bank as to matters relating to the authorization, execution, authentication, issuance and delivery of the Pass Through Certificates under the Basic Agreement.

                                    EXPERTS

     The consolidated financial statements of Union Tank Car Company appearing in Union Tank Car Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                      APPENDIX I

                           GLOSSARY OF CERTAIN TERMS

     The following is a glossary of certain terms used in this Prospectus relating to the Pass Through Certificates. The definitions of terms used in this glossary that are also used in the Basic Agreement, Trust Supplements, Indentures, Leases or Participation Agreements are qualified in their entirety by reference to the definitions of such terms contained therein. Additional terms or changes in the terms defined below may appear in the applicable Prospectus Supplement.

     "Basic Agreement" means the Pass Through Trust Agreement to be entered into between the Company and the Pass Through Trustee.

     "Business Day," when used with respect to the Pass Through Certificates of any series, means any day other than a Saturday, a Sunday, or a day on which commercial banking institutions in New York, New York, Chicago, Illinois or a city and state in which the Pass Through Trustee or any related Indenture Trustee maintains its Corporate Trust Office are authorized or obligated by law, regulation or executive order to be closed.

     "Certificate Account" means the one or more non-interest-bearing accounts established and maintained by the Pass Through Trustee pursuant to the Basic Agreement on behalf of the Certificate holders of each Trust for the deposit of payments representing Scheduled Payments on the Equipment Notes held in such Trust.

     "Certificate Owner" means a person acquiring an interest in a Pass Through Certificate registered in the name of Cede & Co. as the nominee of The Depository Trust Company.

     "Certificateholder" means the Person in whose name a Pass Through Certificate is registered.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Company" means Union Tank Car Company and its wholly-owned subsidiaries (unless the context otherwise requires).

     "ETC" means each of the equipment trust certificates to be issued pursuant to an Equipment Trust Agreement between the Company and the Equipment Trust Trustee.

     "Equipment Group" means all the railcars (which may include various types or categories of standard gauge rolling stock) in respect of which a particular series of Equipment Notes is issued.

     "Equipment Note" means each of the equipment notes to be issued pursuant to an Indenture to finance or refinance all or a portion of the equipment cost of the Equipment Units.

     "Equipment Trust Agreement" means an equipment trust agreement between the Company and the Equipment Trust Trustee.

     "Equipment Trust Event of Default" means each of the events designated as an Event of Default in an Equipment Trust Agreement, as described in the applicable Prospectus Supplement.

     "Equipment Trust Trustee" means, unless otherwise specified in a Prospectus Supplement, Harris Trust and Savings Bank, in its capacity as trustee under an Equipment Trust Agreement, and each other person which may from time to time act as successor trustee under such agreement.

     "Equipment Unit" or "Unit" means an individual railcar.

     "Event of Default" means, (i) with respect to the Equipment Notes held in any Trust, the occurrence and continuance of an Indenture Event of Default under one or more of the related Indentures, and (ii) with respect to ETCs held in a Trust, the occurrence and continuance of an Equipment Trust Event of Default under the related Equipment Trust Agreement.

     "Indenture" means each of the separate trust indenture and security agreements entered into from time to time between an Owner Trustee and an Indenture Trustee with respect to the issuance of Equipment Notes, as each such agreement may be amended or supplemented in accordance with its respective terms.

     "Indenture Event of Default" means each of the events designated as an event of default in an Indenture, as described in the applicable Prospectus Supplement.

     "Indenture Trustee," when used with respect to any Equipment Note or the Indenture applicable thereto, means, unless otherwise specified in a Prospectus Supplement, Harris Trust and Savings Bank, and any successor to such Indenture Trustee as such trustee.

     "Lease" means each of the lease agreements entered into with respect to Equipment Units between an Owner Trustee and the Company, as each such lease agreement may from time to time be amended or supplemented.

     "Lease Event of Default" means each of the events designated as an event of default in a Lease, as described in the applicable Prospectus Supplement.

     "Leased Equipment" means each Equipment Group leased by an Owner Trustee to the Company pursuant to a Lease.

     "Owner Participant" means each of the owner participants for whose benefit an Owner Trustee owns an Equipment Group leased to the Company pursuant to a Lease and its permitted successors and assigns.

     "Owner Trustee," when used with respect to any Equipment Note or the Indenture applicable thereto or the Lease related thereto, means the "Owner Trustee" referred to in the applicable Indenture, not in its individual capacity but solely as trustee; and each other Person which may from time to time be acting as Owner Trustee in accordance with the provisions of the applicable Indenture, Lease or Participation Agreement.

     "Participation Agreement" when used with respect to any Equipment Note, means the note purchase, participation, refinancing or similar agreement or agreements referred to in the related Indenture, providing for, among other things, the purchase of Equipment Notes by the Pass Through Trustee.

     "Pass Through Certificate" means each of the Pass Through Certificates to be issued by each of the Trusts pursuant to the Basic Agreement and the related Trust Supplement.

     "Pass Through Trustee" means, unless otherwise specified in a Prospectus Supplement, Harris Trust and Savings Bank, in its capacity as Pass Through Trustee under each Trust, and each other person which may from time to time act as successor Pass Through Trustee under such Trust.

     "Pool Balance" means, for each Trust, as of any date, the aggregate unpaid principal amount of the Equipment Notes and ETCs, if any, held in such Trust on such date plus any amounts in respect of principal on such Equipment Notes and ETCs held by the Pass Through Trustee and not yet distributed plus the amount of any moneys held in the related escrow account (other than earnings thereon). The Pool Balance for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes and ETCs, if any, held in such Trust and distribution thereof to be made on that date.

     "Pool Factor" means, for each Trust, as of any date, the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance of such Trust by (ii) the aggregate original principal amount of the Equipment Notes held in such Trust. The Pool Factor for each Trust as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes and ETCs, if any, held in such Trust and distribution thereof to be made on that date.

     "Regular Distribution Date" means each date on which a Scheduled Payment will be distributed, as specified in the applicable Prospectus Supplement.

     "Scheduled Payment" means each payment of interest or principal on an Equipment Note scheduled to be received by the Pass Through Trustee on the Regular Distribution Dates specified in the applicable Prospectus Supplement.

     "Special Distribution Date" means each date on which a Special Payment will be distributed, as specified in the applicable Prospectus Supplement.

     "Special Payment" means (i) any payment of principal, premium, if any, and interest resulting from the prepayment or purchase of an Equipment Note held in a Trust, (ii) any payment of principal and interest (including any interest accruing upon default) on or any other amount in respect of an Equipment Note held in a Trust upon an Indenture Event of Default in respect of, or upon acceleration relating to, such Equipment Note, (iii) any payment of principal, premium, if any, and interest on an Equipment Note which is not in fact paid within five days of a Regular Distribution Date, (iv) any proceeds from the sale of any Equipment Note upon an Event of Default, or (v) the amounts available for distribution from a Trust as a result of the failure to apply such amounts to the purchase of Equipment Notes on or prior to the date specified in the applicable Prospectus Supplement.

     "Special Payments Account" means the one or more accounts established and maintained by the Pass Through Trustee pursuant to the Basic Agreement on behalf of the Certificateholders of each Trust for the deposit of payments representing Special Payments on the Equipment Notes held in such Trust.

     "Specified Investments" when used with respect to any Trust, means, unless otherwise specified in the related Prospectus Supplement, (i) direct obligations of the United States of America and agencies thereof for which the full faith and credit of the United States of America is pledged, (ii) obligations fully guaranteed by the United States of America, (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings of at least $500,000,000 (including any Indenture Trustee or Owner Trustee if such conditions are met) and (iv) repurchase agreements with any financial institution having a combined capital and surplus of at least $750,000,000 fully collateralized by obligations of the type described in clauses (i) through (iii) above; provided that if all of the above investments are unavailable, the entire amounts to be invested may be used to purchase Federal funds from an entity described in clause (iii) above; and provided further that no investment shall be eligible as a "Specified Investment" unless the final maturity or date of return of such investment is 91 days or less from the date of purchase thereof.

     "Trust" means each of the Union Tank Car Company Pass Through Trusts to be formed pursuant to the Basic Agreement and a Trust Supplement.

     "Trust Property" means the Equipment Notes and ETCs, if any, held as the property of a Trust and all funds from time to time deposited in the related Certificate Account, the related Special Payments Account and any other account maintained as a part of such Trust, including any proceeds from the sale by the Pass Through Trustee of any such Equipment Note or ETC in connection with an Event of Default.

     "Trust Supplement" means each of the Pass Through Trust Supplements between the Company and the Pass Through Trustee, pursuant to each of which a Trust is formed and a series of Pass Through Certificates is issued to evidence fractional undivided ownership interests in the Trust Property held in such Trust.

=========================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS COMBINED WITH THE PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary............   S-3
The Company..............................   S-9
Capitalization...........................  S-10
Selected Financial and Operating Data....  S-11
Use of Proceeds..........................  S-12
Description of Payment Flows.............  S-13
Description of the Pass Through
  Certificates...........................  S-14
Description of Equipment Notes...........  S-17
Material Federal Income Tax
  Consequences...........................  S-28
ERISA Considerations.....................  S-28
Underwriting.............................  S-29
Legal Opinions...........................  S-29
                  PROSPECTUS
Available Information....................     2
Reports to Certificateholders by the
  Trustee................................     2
Documents Incorporated by Reference......     3
The Company..............................     4
Formation of the Trusts..................     4
Use of Proceeds..........................     4
Description of the Pass Through
  Certificates...........................     5
Description of the Equipment Notes.......    16
Description of the ETCs..................    19
ERISA Considerations.....................    23
Material Federal Income Tax
  Consequences...........................    23
Certain Illinois Taxes...................    25
Plan of Distribution.....................    26
Legal Opinions...........................    26
Experts..................................    26
Glossary of Certain Terms................   I-1



Until June 16, 1998 (90 days after the commencement of the offering), all dealers effecting transactions in the Pass Through Certificates, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


=========================================================
=========================================================


                                  $97,852,000


                             UNION TANK CAR COMPANY
                           1998-A PASS THROUGH TRUST

                           PASS THROUGH CERTIFICATES,
                                 SERIES 1998-A
                                  ------------

                                   PROSPECTUS


                                 MARCH 18, 1998


                                  ------------
                              SALOMON SMITH BARNEY
=========================================================